Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-290009

15,000,000 Class A Common Shares

DLocal Limited
(incorporated in the Cayman Islands)

This is a public offering of 15,000,000 Class A common shares of par value US$0.002 each of DLocal Limited, or dLocal, by General Atlantic DO B.V., or the selling shareholder. We will not receive any proceeds from the sale of Class A common shares by the selling shareholder.

Our Class A common shares are listed on the Nasdaq Global Select Market under the symbol “DLO.” On September 3, 2025, the last reported sale price of our Class A common shares on the Nasdaq Global Select Market was US$13.93.

We have two classes of common shares: our Class A common shares and our Class B common shares. The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B common shares. Each Class A common share is entitled to one vote. Each Class B common share is entitled to five votes and is convertible into one Class A common share automatically upon transfer, subject to certain exceptions. Holders of Class A common shares and Class B common shares vote together as a single class on all matters unless otherwise required by law. Following this offering, our issued and outstanding Class B common shares will continue to represent approximately 79.67% of the combined voting power of our outstanding common shares, regardless of the exercise of the underwriters’ option to purchase additional shares. See “Principal Shareholders and Selling Shareholder.”

The underwriters also have the option, exercisable in whole or in part, to purchase up to an additional 2,250,000 Class A common shares from the selling shareholder for 30 days after the date of this prospectus supplement. See “Underwriting—Option to Purchase Additional Class A Common Shares.”

An investment in our Class A common shares involves risks. You should carefully consider the risks described under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 24, 2025, and any amendments thereto, incorporated by reference herein, and “Risk Factors” beginning on page S-18 of this prospectus supplement.

	Per Class A Common Share	Total
Public offering price(1)	US$ 12.75	US$191,250,000
Underwriting discounts and commissions(1)(2)	US$0.3825	US$5,737,500
Proceeds, before expenses, to the selling shareholder(1)	US$12.3675	US$185,512,500

(1)	Assumes no exercise of the underwriter’s option to purchase additional Class A common shares.

(2)	See “Underwriting” for a description of all compensation payable to the underwriter.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A common shares through the facilities of The Depository Trust Company against payment in New York, New York on or about September 5, 2025.

Global Coordinators

J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley

Joint Bookrunners

BTG Pactual	Citigroup

The date of this prospectus supplement is September 3, 2025

Page

Prospectus Supplement

Prospectus

About This Prospectus	1
Where You Can Find More Information	2
Incorporation of Documents by Reference	3
Forward-Looking Statements	4
Risk Factors	6
DLocal Limited	7
Use of Proceeds	8
Description of Share Capital	9
Service of Process and Enforcement of Civil Liabilities	19
Taxation	20
Selling Shareholders	21
Plan of Distribution	22
Legal Matters	24
Experts	25

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About This Prospectus Supplement

This prospectus supplement has been prepared by us solely for use in connection with the proposed offering of Class A common shares in the United States. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Banco BTG Pactual S.A. - Cayman Branch and Citigroup Global Markets Inc. will act as underwriters in this offering.

Neither we nor the selling shareholder nor the underwriters, nor any of their respective agents, have authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We, the underwriters and their respective agents take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholder nor the underwriters have authorized any other person to provide you with different or additional information. Neither we nor the selling shareholder nor the underwriters, nor their respective agents, are making an offer to sell the Class A common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents (except as otherwise indicated), and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of the Class A common shares. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

This document is divided in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 3, 2025, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement) the statement in the document having the later date modifies or supersedes the earlier statement.

The offering is made in the United States and elsewhere solely on the basis of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should take this into account when making investment decisions.

For investors outside the United States: Neither we nor the selling shareholder nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common shares and the distribution of this prospectus supplement or the accompanying prospectus outside the United States and in their jurisdiction.

Certain amounts and percentages included in or incorporated by reference in this prospectus supplement have been rounded for ease of presentation. Percentage figures included in this prospectus supplement have not been calculated in all cases on the basis of the rounded figures but on the basis of the original amounts prior to rounding. For this reason, certain percentage amounts in this prospectus supplement may vary from those obtained by performing the same calculations using the figures in our financial statements and/or other financial information. Certain other amounts that appear in this prospectus supplement may not sum due to rounding.

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The following references in this prospectus supplement have the meanings shown below:

•	Unless otherwise indicated or the context otherwise requires, “dLocal” or the “Company,” the “issuer,” “we,” “our,” “ours,” “us” or similar terms refer to DLocal Limited, together with its consolidated subsidiaries.

•	The “underwriters” means J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Banco BTG Pactual S.A. - Cayman Branch and Citigroup Global Markets Inc., who will act as the underwriters of this offering.

References in this prospectus supplement to “U.S. dollars,” “dollars,” “US$” or “$” refer to U.S. dollars, the official currency of the United States and our functional currency.

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Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC:

(1)	our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 24, 2025, and any amendments thereto, if any (the “2024 Form 20-F”);

(2)	Exhibit 99.5 of our current report on Form 6-K furnished to the SEC on May 14, 2025, relating to the distribution of dividends;

(3)	our current report on Form 6-K furnished to the SEC on June 23, 2025, relating to the appointment of Will Pruett as an independent board member and a member of our audit committee;

(4)	Exhibit 99.2 of our current report on Form 6-K furnished to the SEC on August 13, 2025, relating to our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024, and the notes thereto (such Form 6-K, the “2Q25 Financial Statements 6-K” and such financial statements and the notes thereto, the “2Q25 Financial Statements”);

(5)	Exhibit 99.5 of our current report on Form 6-K furnished to the SEC on August 13, 2025, relating to the appointment of Guillermo López Pérez as chief financial officer; and

(6)	our current report on Form 6-K furnished to the SEC on September 3, 2025, relating to the Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the six-month periods ended June 30, 2025 and 2024, or the “2Q25 MD&A 6-K.”

All subsequent reports that we file on Form 20-F under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of the Class A common shares offered by this prospectus supplement shall also be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or incorporated by reference at a subsequent date modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement other than as set forth herein and should not be considered a part of this prospectus supplement. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus supplement by reference, including exhibits to such documents. Requests for such copies should be directed to: DLocal Limited, Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300, Tel: +1 (424) 392-7437.

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NON-IFRS FINANCIAL MEASURES

Special Note Regarding Non-IFRS Accounting Standards Financial Measures

Non-IFRS accounting standards financial measures do not follow generally accepted accounting principles, and as such, do not follow IFRS. In this prospectus supplement, we report our Adjusted Operating Profit, Adjusted Operating Profit to Gross Profit, and Adjusted Free Cash Flow. These non-IFRS accounting standards measures, however, do not have standardized meanings and may not be directly comparable to similarly-titled measures adopted by other companies. Potential investors should not rely on information not recognized under IFRS accounting standards as a substitute for the IFRS accounting standards measures of earnings or liquidity in making an investment decision

Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit

We calculate “Adjusted Operating Profit” for purposes of this prospectus supplement as operating profit for the period, plus the depreciation and amortization. We calculate “Adjusted Operating Profit to Gross Profit” for a period by dividing Adjusted Operating Profit for the corresponding period by gross profit.

Management uses Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit as supplemental measures that we believe are useful to investors to compare our operating results to the operations of other companies in our industry. We measure our operating segment’s financial performance by our Revenues, Adjusted EBITDA and Adjusted EBITDA Margin, and we use these metrics to make decisions about allocating resources, as disclosed in our 2Q25 Financial Statements and 2024 Form 20-F. Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit are not financial measures recognized under IFRS accounting standards and do not purport to be an alternative to profit or total comprehensive income for the period as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted Operating Profit is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, future requirements for capital expenditures, tax payments and debt service requirements or other contractual commitments. Our presentation of Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS accounting standards. See below for a reconciliation of our Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit  to the nearest IFRS measure.

Adjusted Free Cash Flow

We calculate “Adjusted Free Cash Flow” for purposes of this prospectus supplement as net cash (used in) / generated from cash flows from operating activities, less (i) changes in working capital (merchant), and (ii) capital expenditures. The working capital (merchant) is defined as (i) changes in Trade receivables net (disclosed in note 17 to our 2Q25 Financial Statements and note 21 to our financial statements for the year ended December 31, 2024 (“FY24 Financial Statements”)), plus (ii) changes in Trade payables (disclosed in note 17 to our 2Q25 Financial Statements and note 21 to our FY24 Financial Statements), plus (iii) changes in Other tax liabilities (disclosed in note 21 to our 2Q25 Financial Statements and note 23 to our FY24 Financial Statements). Capital expenditures consist of acquisitions of property, plant and equipment and additions of intangible assets.

Management uses Adjusted Free Cash Flow as a measure for evaluating the corporate cash generation and the cash available for distribution to our shareholders as dividends pursuant to our dividend policy. Adjusted Free Cash Flow is not a financial measure recognized under IFRS and does not purport to be an alternative to cash generated from operating activities or as a measure of liquidity. Our presentation of Adjusted Free Cash Flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS. See below for a reconciliation of our Adjusted Free Cash Flow to the nearest IFRS measure.

Special Note Regarding Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as the consolidated profit from operations before financing and taxation for the applicable reporting period before depreciation of property, plant and equipment, amortization of right-of-use assets and intangible assets. It also excludes adjustments applied to subsidiaries operating in hyperinflationary environments, other operating losses, impairment gain/loss on financial assets, secondary offering expenses, other

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non-recurring costs and share-based payment non-cash charges. We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA by our revenues.

Although Adjusted EBITDA and Adjusted EBITDA Margin may be commonly viewed as non-IFRS measures in other contexts, pursuant to IFRS 8, (“Operating Segments”), Adjusted EBITDA and Adjusted EBITDA Margin are herein treated as IFRS measures in the manner in which we utilize these measures. Nevertheless, our Adjusted EBITDA and Adjusted EBITDA Margin metrics should not be viewed in isolation or as a substitute for our profit for the periods presented under IFRS Accounting Standards. We also believe that our Adjusted EBITDA and Adjusted EBITDA Margin metrics are useful metrics used by analysts and investors, although these measures are not explicitly defined under IFRS Accounting Standards. Additionally, the way we calculate our operating segment’s performance measures may be different from the calculations used by other entities, including competitors, and therefore, our performance measures may not be comparable to those of other entities. See “Item 5. Operating and Financial Review and Prospects” in our 2024 Form 20-F and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” in the 2Q25 MD&A 6-K for a reconciliation of our Adjusted EBITDA and Adjusted EBITDA Margin to our profit for the period.

Reconciliations of Non-IFRS Financial Measures

The following tables present a reconciliation of each of Adjusted Operating Profit, Adjusted Operating Profit to Gross Profit, and Adjusted Free Cash Flow to the nearest IFRS metric.

Adjusted Operating Profit and Adjusted Operating Profit to Gross Profit reconciliation

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022
	In thousands of US$ (except percentages)
Operating profit	101,610	57,096	140,500	179,657	127,910
(+) Depreciation and amortization(1)	10,602	7,851	17,177	12,225	8,147
Adjusted Operating Profit (Unaudited)	112,212	64,947	157,677	191,882	136,057
Gross profit	183,764	132,782	294,673	276,859	202,167
Adjusted Operating Profit to Gross Profit (Unaudited)	61.1%	48.9%	53.5%	69.3%	67.3%

Adjusted Free Cash Flow (Unaudited) Reconciliation

	For the Six-Month Period Ended June 30,		For the Year Ended December 31,
	2025	2024	2024	2023	2022
	In thousands of US$
Net cash (used in) / generated from operating activities	219,872	68,776	(32,784)	293,453	154,451
(-) Changes in working capital (merchant)(2)	(115,748)	(28,880)	146,034	(71,312)	(80,604)
(-) Capital expenditures(3)	(15,946)	(11,090)	(22,647)	(18,225)	(12,352)
Adjusted Free Cash Flow (Unaudited)	88,178	28,806	90,603	203,916	61,495

(1)	Depreciation and amortization includes (i) Depreciation and disposals of property, plant and equipment and right-of-use assets plus (ii) Amortization of intangible assets, as per the statements of cash flows included in our 2Q25 Financial Statements and FY24 Financial Statements.

(2)	Changes in working capital (merchant) consists of (i) changes in the period in the balance of trade receivables net (disclosed in note 17 to our 2Q25 Financial Statements and note 16 to our FY24 Financial Statements), plus (ii) changes in the period in the balance of trade payables (disclosed in note 20 to our 2Q25 Financial Statements and note 21 to our FY24 Financial Statements), plus (iii) changes in in the period in the balance of other tax liabilities (disclosed in note 21 to our 2Q25 Financial Statements and note 23 to our FY24 Financial Statements).

(3)	Capital expenditures consist of Acquisitions of property, plant and equipment and additions of intangible assets, as per the statements of cash flows included in our 2Q25 Financial Statements and FY24 Financial Statements.

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Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you and we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein and herein carefully, including the section “Risk Factors—Risks Relating to Our Business and Industry” in the 2024 Form 20-F; our audited consolidated financial statements as of December 31, 2024, and 2023, and for the years ended December 31, 2024, 2023, and 2022 and related notes; and our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024 and related notes, all of which are incorporated by reference in this prospectus supplement, before deciding to invest in our Class A common shares.

Our Mission

Our mission is to enable global merchants to connect seamlessly with billions of emerging market users.

Overview

dLocal is focused on simplifying and redefining the online payments experience in emerging markets. Through one API, one technology platform, and one contract, which we collectively refer to as the One dLocal model, we enable global enterprise merchants to get paid (pay-in) and to make payments (pay-out) online in a safe and efficient manner. Merchants on our platform consistently benefit from improved acceptance and conversion rates, reduced friction, and enhanced fraud prevention, which enables merchants to better serve nearly two billion potential combined internet users in the countries we serve. Our proprietary, fully cloud-based platform has the ability to power both cross-border and local-to-local transactions in more than 40 countries as of December 31, 2024. Our solutions are designed to be user-friendly and seamlessly adapted to our different countries and payment methods. We empower global merchants to expand their market reach by connecting them to consumers through more than 145 different local pay-in payment methods and 824 local pay-out payment methods, including financial institutions, across different geographies, as of December 31, 2024. In addition, our proprietary technology architecture is designed to be highly scalable and flexible, enabling us to rapidly innovate in response to market demand, expand our services to new countries, and enhance our value proposition for our merchant clients. We believe that our product offering is the most comprehensive online payments infrastructure currently available for global enterprise merchants operating across emerging markets.

The following graphic summarizes our global operations, including the emerging market countries in which we operate and the pay-in and pay-out methods offered in each country.

Since our inception, we have developed multiple new solutions for our merchants and are well-positioned to continue to innovate and be at the forefront of developments in payments technology. “dLocal for Platforms” is an example of an end-to-end payment solution we added that streamlines onboarding and verification, simplifies payment processing, provides robust funds and platform management tools and therefore enhances the overall customer experience. Most recently, we launched “smart” alternative payment methods (“SmartAPMs”), which tokenize alternative payment methods across multiple emerging markets to reduce friction and replicate card-on-file convenience, and added Buy Now Pay Later (“BNPL”) integrations that connect leading providers at checkout expanding payment options for end users which helps increasing conversion for merchants. We do not take any underlying credit risk to the buyer with our BNPL offering.

Our focus on meeting merchants’ demands drives us to develop solutions that address the complex payments issues they face in emerging markets. For example:

•	To a leading global enterprise software company, we offer a reliable, country-specific solution that facilitates accepting payments in local currency, enabling the merchant to sell its suite of products and services in Nigeria.

•	For one of the largest video streaming companies in the world, we enable acceptance of local payment methods from viewers eager to access their content in Peru.

•	For a leading e-commerce marketplace in Latin America, we streamlined the onboarding and KYC/KYB of thousands of sellers, split payments, offered dynamic tax withholding, and enabled settlement at scale in Argentina.

•	For one of the leading global internet search engines, we developed dynamic transaction routing capabilities in Brazil to automatically direct traffic to payments providers with the highest probability of success, thus enabling more reliable processing.

As global enterprise merchants continue to face payment complexities in both directions, they seek partners with demonstrated high acceptance rates and local capabilities for card processing, as well as high conversion rates for alternative payment methods (“APMs”), local expertise in foreign exchange (“FX”) management, compliance with local regulations, and tax and fraud management capabilities across relevant emerging markets. This contrasts with engaging providers they may already use in developed markets, where payment, infrastructure, and regulatory dynamics are different. Capitalizing on this opportunity, we have continued to expand our global presence with the goal of becoming the online payments partner of choice for global merchants in emerging markets.

We are an enterprise-focused company targeting large global merchants operating in various verticals and geographies, including financial services, remittances, e-commerce, advertising, streaming, on-demand delivery, ride hailing, SaaS, travel, e-learning, gaming, and crypto. Our global platform is built from the ground up to be accessible through a single direct API and to meet the rapidly evolving needs of fast-growing global merchants. We prioritize simplicity, scalability, transparency, agility, and innovation, which are key factors contributing to our continued success. Our portfolio includes over 700 global merchants, including leading global enterprises such as Shein, Didi, Payoneer, Temu, Google, Facebook, Rappi, Deel, Uber, SpaceX, Worldpay and Spotify as of December 31, 2024. We also partner with leading marketplaces such as Shopify to help their SMB clients and partners extend their geographic reach. Our global merchants benefit from maintaining direct relationships with their end-users while facilitating a faster, safer, more reliable, and compliant payments experience. On average, our top 50 global enterprise merchants utilized dLocal’s platform in approximately ten different countries and 44 pay-ins payment methods for the year ended December 31, 2024. We define enterprise merchants as those merchants processing more than US$6 million total payments volume, or “TPV,” during the period. Our global enterprise merchants, comprising 99% of our TPV in the year ended December 31, 2024, 98% in 2023 and 97% in 2022, demonstrate the trust and strong relationships we have built with our global enterprise merchants.

# Payment processing value chain

Payins
Payouts
For Platforms
2B+
consumers
d·local
Global enterprise merchants
User pays via local payment method
IDR
d·
dLocal expatriates funds, manages FX and settlements
Merchant A
COP
dLocal manages FX and pays end users in local currency
d·
Merchant settles funds to dLocal in EUR
Merchant B
Sub Merchant
Seller / Driver
Content Creator
d·
Platform
Ride-sharing
eCommerce marketplace
Social Media
d·
Buyer

Note: Illustrative cross-border examples

We benefit from an attractive business model with improving economies of scale. We are often subject to rigorous vetting processes with global enterprise merchants that invest significant time and resources in the selection, diligence, and on-boarding of technology and payments providers. This onboarding process can often take several months as these merchants assess our technological capabilities, ability to comply with their data security protocols, and adherence to regulatory, tax and compliance requirements. However, once we establish a direct connection (meaning there are no third-party intermediaries between us and the merchant in the payment flow and technical integration), global merchants have the ability to access the full breadth of our solutions and the countries where we have a presence instantly through one API and one contract. Merchants can also choose to route all or just a portion of their applicable pay-in and pay-out volume through us. Our direct connections with merchants serve as a strong competitive advantage and barrier to entry for competing providers and make incremental volume that flows through our platform highly margin accretive for dLocal.

Our single integrated platform offers a merchant-friendly alternative to the fragmented legacy providers that global merchants were previously forced to rely on for payments in emerging markets. With a robust online payments infrastructure spanning over 40 countries as of December 31, 2024, we empower merchants with seamless transactions across diverse markets. Our direct relationships with global merchants, strategic partnerships with APMs, local financial institutions, and acquirers, along with our deep understanding of the regions we serve, set us apart. Additionally, our compliance, tax, and fraud management capabilities create a competitive edge that is difficult to replicate. Driven by a technology-first approach, an execution-focused culture, and an agile innovation mindset, we remain at the forefront of the industry. We believe the current artificial intelligence (“AI”) revolution may benefit our business.  We are applying AI to help us develop faster and operate more efficiently, which may increase customer retention and lower our cost to serve. We focus our AI efforts on three areas: operational efficiency by automating manual, repetitive tasks; platform capabilities using real time machine learning to help prevent fraud, improve routing for conversion, cost and speed, and detect unusual patterns; and workforce tools that may improve employee productivity.

Our success is reflected in our rapid growth and strong profitability. dLocal earns revenue from fees charged to our merchants in connection with payment processing services for cross-border and local-to-local payment transactions in emerging markets. These fees are primarily generated on a per approved transaction basis as either a fixed fee per transaction or fixed percentage per transaction. The fees include a processing fee, as well as an FX service fee earned on payments involving conversion of currencies and expatriation of funds to and from various currencies, including the U.S. dollar and the Euro. The fees charged also include installment fees, chargebacks and refund fees, as well as other fees, such as initial set up fees, minimum monthly fees, maintenance fees, and small transfer fees. Our TPV was US$17.3 billion for the six-month period ended June 30, 2025, representing an increase of 53% compared to the six-month period ended June 30, 2024. Our total consolidated revenues were US$473.2 million for the six-month period ended June 30, 2025, representing an increase of 33% as compared to the six-month period ended June 30, 2024. Our TPV was US$25.6 billion, US$17.7 billion and US$10.6 billion for the years ended December 31, 2024, 2023, and 2022, respectively, representing an increase of 44.7% when comparing 2024 to 2023 and an increase of 67.3% when comparing 2023 to 2022. Our total consolidated revenues were US$746.0 million, US$650.4 million and US$418.9 million for the years ended December 31, 2024, 2023, and 2022, respectively, representing an increase of 14.7% when comparing 2024 to 2023 and an increase of 55.2% when comparing 2023 to 2022.

We believe our asset-light operating model with low capital requirements allows for continuous reinvestment to drive top line growth. Our strong profitability and cash flow generation is due in large part to our solving of the complex payments problems on behalf of our merchants in underserved geographies. Our Adjusted EBITDA Margin was 27.0% for the six-month period ended June 30, 2025, and 22.3% for the six-month period ended June 30, 2024. Our Adjusted EBITDA Margin was 25.3%, 31.1% and 36.5% during the years ended December 31, 2024, 2023, and 2022, respectively. We expect to continue to invest in profitable growth, pursuing opportunities that grow both our revenues and our profit for the year, always in a disciplined manner in an effort to maximize the return on these investments. Furthermore, we expect to continue to balance between efficiently using our capital and maximizing shareholder returns, a practice we believe is demonstrated by the fact that we have returned US$351 million to shareholders between 2022 and the six-month period ended June 30, 2025, through a combination of dividends and share buybacks.

Our Competitive Strengths

The following strengths and advantages are at the core of our strategy:

One single API, one single platform to connect to emerging markets

dLocal’s value is derived from the simplicity of our fully cloud-based proprietary platform, accessible through a single API, that enables global merchants to potentially reach nearly two billion internet users in the emerging markets we serve (excluding China). Traditional payments providers serving these markets are often burdened with disparate legacy technology systems that have been stitched together over time. This limits pricing transparency and leads to reconciliation and refund management complexities, a sub-optimal user experience, lower conversion rates, and subpar system availability, as well as increased levels of fraud and compliance issues. Conversely, dLocal offers a modern and flexible technology stack that is purpose-built to meet our global merchants’ high performance and scalability expectations, as demonstrated in our ability to increase our TPV by 15.3 times between 2020 and the twelve-month period between July 1, 2024 and June 30, 2025. Additionally, we use artificial intelligence to accelerate feature delivery and improve conversion. We believe the durable advantage lies not in AI itself, which is broadly available, but in how we apply it to our proprietary, multi-year transaction and risk data. Machine learning models trained on this data and integrated across our platform may improve approval rates, reduce latency, and lower costs in ways that may be difficult for others to match.

dLocal’s platform provides rapid, reliable, and convenient support for pay-in and pay-out transactions, including cross-border and local-to-local in each case. We deliver a seamless, transparent, and integrated experience for global merchants while ensuring secure and compliant transactions. Our platform has been designed to make it simple for our merchants to add payment methods, products, and new markets quickly and simply in an expeditious manner, all through a single point of integration and one contract. Our single API addresses the requirements of our merchants, ranging from back-end integration to an easy-to-integrate checkout module with which dLocal can handle the payment process. In addition, a merchant can create a payment using a payment link (no-code solution) or any of the plugins we have available. We increase the payments conversion rates through automatic retries, fallback transaction capabilities, easy management of each transaction through our API or dashboard, use of artificial intelligence, and automatic user and account validation, combined with broad connectivity to local financial institutions and local payment methods.

Our teams built dLocal’s state-of-the-art platform from the ground up. It is designed to serve multiple functions in the payments value chain. dLocal combines payment processing and FX management with compliance, tax, and fraud management capabilities into one intuitive, fully integrated platform. We provide global merchants increased transparency and valuable insight into their cross-border and local-to-local payments flows, enabling them to provide an enhanced user experience for their end users. The features that power dLocal’s platform enhance the processing systems in each of the emerging markets we serve, while at the same time standardizing payments offerings across multiple countries. Our dynamic routing feature leverages the full breadth of dLocal’s connections with several acquiring company partners to maximize approval rates. Our fraud prevention module helps our merchants to detect risky patterns and prevent fraud while optimizing approval rates. Our security features are very relevant to our merchants as we handle highly sensitive transaction and user information. We continue to pursue innovations intended to strengthen security and help prevent fraud. Our AI fraud engine uses machine learning models to help detect fraudulent activity and identify legitimate transactions, and is designed to provide strong protection while limiting false positives. In parallel, our AI-driven anomaly detection tool monitors for unusual behavior by merchants and providers to support timely identification and response to emerging risks or operational issues before they may affect performance. Refund and dispute management, currency exchange management, reporting and reconciliation for automatic settlements of funds, among other capabilities, round out our comprehensive suite of solutions.

We have made significant investments in product development and software design through the engineering expertise of 371 full-time equivalents (including employees and contractors) focused solely on technology, as of December 31, 2024. These investments have enabled us to efficiently expand our platform solutions and capabilities, enhance our payments infrastructure, rapidly deploy technology updates, and work to develop high standards of security for our business and technology. As an example, we enhance our platform constantly and deploy system updates typically on a daily basis that instantly become available to all our merchants, in contrast with legacy players, which normally deploy such updates a limited number of times per year. We believe that our capabilities, including the use of artificial intelligence in our key processes leveraging our data, are highly differentiated and hard to replicate, strengthening our overall competitive advantage.

Direct integration with our global, blue-chip enterprise client base

Our goal is to establish direct integration with our merchants which allows us to better understand their needs, reduce our response time, collaborate closely, and provide a superior payment experience. In doing so, we build relationships that are difficult and costly for competitors to replace or replicate. We also partner selectively with PSPs to which we offer our services and “last-mile” connectivity to local payment methods in emerging markets, thus allowing us to reach certain long-tail merchants to which we may not otherwise directly connect. Since its inception, dLocal has focused on enabling our clients to access a cloud-based digital payments infrastructure in emerging markets that offers a similar level of standards, functionality, and payments experience as that available in developed markets. This includes capabilities to execute recurring payments; offer card installments and integrate BNPL to expand access to credit in cash-constrained markets; reduce friction and help increase adoption of alternative payment methods through Smart APMs that add card-like features such as tokenization, one-click, stored credentials, recurring mandates, and refunds; orchestrate refunds for cards through local acquirers and for APMs through our payout settlement methods when no native refund path exists; support platform and marketplace models with configurable split payments, fee withholding, and multiparty settlement; and build advanced flows on top of local primitives using prebuilt “recipes” for retries, parameter optimization, preauthorization and capture, partial captures, and recovery where local providers do not natively support these functions. Our orchestration layer is also designed to select the optimal path per transaction to balance approval rates, latency, and cost, targeting higher conversion and lower latency as opposed to relying on any single local provider. Beyond pay-ins, we also support pay-outs through the same connection and contract, and provide bespoke reporting and reconciliation tooling—available in near real time in our dashboard with flexible exports and webhooks—to fit each merchant’s finance workflows. We recognize the need for our merchants to carry out commerce in emerging markets in a seamless and secure manner. Accordingly, we have set up a platform designed to provide a comprehensive, enterprise-grade solution to enhance their operations in these markets.

Our commitment to these standards has allowed us to build a portfolio of merchants that includes some of the largest companies in the world, such as Shein, Didi, Payoneer, Temu, Google, Facebook, Rappi, Deel, Uber, SpaceX, Worldpay and Spotify. Furthermore, we have a strong track record of successfully acquiring new merchants and growing these relationships over time, cross-selling solutions in additional geographies or payment methods beyond the initial services contracted. On average, our top 50 global enterprise merchants utilized dLocal’s platform in approximately eleven different countries and 48 pay-ins payment methods in the twelve-month period between July 1, 2024 and June 30, 2025, in approximately ten different countries and 44 pay-ins payment methods in 2024 and in approximately eight different countries and 35 pay-ins payment methods in 2023. We define enterprise merchants as those merchants that processed more than US$6 million TPV during the period. We believe this US$6 million threshold is representative of our merchant base as such merchants comprised 99% of our TPV in the year ended December 31, 2024, 98% in 2023 and 97% in 2022.

As we continue to strengthen the relationship with our global merchants, we are well positioned to capitalize on their increasing penetration in emerging markets and the growth of their business, which we expect to be a driver of our future growth.

Our product portfolio and data-driven value-added services

Our platform includes a rich catalog of multiple products, capabilities, and value-added services focused on helping global enterprise merchants to get paid and make payments in emerging markets in a safe and efficient manner, minimizing friction, and increasing conversion rates and end user satisfaction. We believe dLocal is well positioned as a valuable “one stop shop” for global merchants looking to consolidate their emerging market transaction services with one trusted partner through one contract.

We provide merchants with proprietary fraud management tools built on machine learning algorithms and rules-based technology to help identify potentially problematic activity and execute transactions with increased levels of security. In addition, we offer tax and compliance capabilities that streamline regulatory compliance by helping merchants stay up to date with complex and frequently changing local laws and regulations, and FX management and multi-currency collection and settlement capabilities to address their needs in cross-border transactions. We have built our machine learning engine to dynamically route a transaction to the best acquirer (and fallback) for the configured strategy, so as to maximize approval rates, minimize costs, and/or minimize latency. Furthermore, we use AI to help accelerate code creation, testing, and monitoring, and we continue to invest in and broaden our use of AI, aiming at building the best platform for our customers.

Our innovative, technology-focused, and data-driven approach also allows us to be nimble in adjusting products and solutions to respond to specific client needs. We offer our clients a comprehensive merchant dashboard that gives them visibility into key information and provides valuable tools that can be accessed through a secure, individually-tailored interface. We believe that this results in an enhanced level of transparency and understanding of their operations, enabling global merchants to adapt user interfaces, enhance the payments experience, and ultimately conduct more effective and efficient decision-making. Our visibility into the payments value chain, along with our deep connectivity with, and understanding of, emerging markets, allows us to gather data on end user behavior, which can then be used to generate actionable insights for merchants to better serve and engage with their end users and optimize their systems and settings to achieve higher authorization levels and minimize friction. We believe this ultimately leads to a smoother payments experience without compromising risk management and fraud detection.

Deep connectivity with local partners in emerging markets, backed by a strong license portfolio

dLocal offers its global merchants comprehensive access to a broad payments ecosystem through our One dLocal model in the emerging markets where we have a presence. Our strategic relationships, including with financial institutions, create a broad and effective acceptance network for our payments solutions. We have ongoing dialogue with many local regulators, exchanges and tax authorities in different countries, as well as direct integration with certain tax payment systems, which enables us to optimize our operations and adapt quickly and efficiently to regulatory changes.

Given the relevance of APMs and local financial institutions in emerging markets, we believe it is critical for merchants to have the ability to accept the widest variety of payment methods and have the broadest possible reach in order to maximize conversion rates and reduce friction with end users. Through our One dLocal model, we offer access to a large number of locally issued cards (under banners such as Visa, Mastercard, Diners, Verve, Elo and Naranja) and other APMs in each market, such as Boleto in Brazil, UPI in India, MPESA in Kenya, Ovo in Indonesia, OXXO in Mexico, and Fawry in Egypt.

Establishing and facilitating our breadth of connectivity requires knowledge of the market-specific regulatory frameworks and requirements, local knowledge and connections with different market participants, as well as having the right licenses in place. Currently, we hold 39 licenses and/or authorizations across 25 markets. We believe dLocal is well positioned to continue broadening our network of APM partners and local financial institutions, ensuring our merchants can always rely on our connectivity to reach the end users they target.

The following graphic illustrates the licenses we hold or which are pending approval as of the date of this prospectus.

# Our 40+ markets are covered through robust regulatory infrastructure

**39 licenses and/or authorizations in 25 markets**

**2 licenses in the developed world, including the UK's FCA and EU MFSA**

*Payment license and/or authorizations*

*Holder* · *In Process* · *Approval in principle and/or non-objection* · *Operate with licensed partners*

Note: dLocal relies on the support of local lawyers to define the specific licenses and authorizations needed per country.

Client-centric mindset drives agile innovation and rapid deployments

Our focus on merchants’ demands drives us to develop solutions that address the multiple and complex issues they face in emerging markets. dLocal operates in an agile manner, guided by our intrinsic focus on innovation to build solutions tailored to address the ever-evolving needs of our merchants. Whenever helpful, we provide merchants with a safe environment to rapidly test and iterate new solutions ahead of broad deployment. We believe that our agility and focus on solving the payment-related problems of our merchants in an effective and efficient manner minimizes wasted resources and differentiates us from our competitors.

We have also created broad solutions with feature-rich capabilities that assist multiple merchants operating in the same market. We often create these products in response to a specific merchant need, then replicate them across our entire platform, thus benefiting other merchants operating in the same countries at minimal incremental costs.

Our success is directly correlated with the success of our merchants. We aim to operate a secure and reliable platform that supports customer growth, with 24/7 support and direct access to engineers. We release system updates typically on a daily basis, to keep pace with customer needs. We pair this execution focus with a defense-in-depth approach to security. In 2025, we migrated our primary web application firewall to a leading third-party provider and maintained an independent failover WAF for resilience. Our Security Operations team continuously monitors our platform and the broader threat landscape, while a dedicated Offensive Security team, supported by external partners and a bug-bounty program, tests our controls and helps us identify and address gaps promptly. Security is built into our software development lifecycle. Our Application Security team promotes a shift-left approach with secure coding standards, automated code and dependency scanning, and threat modeling from design through release. We also run a company-wide Security Awareness Program to keep employees current on best practices. These practices are intended to help us resolve issues quickly, often before they affect merchants, and may differentiate our service experience from slower legacy platforms.

We firmly believe in the importance of working in an integrated way with our merchants. In collaborating closely through our multiple touch points (including technology, operations, sales, account management, and product support), we aim to better serve them. This creates a cooperative environment, helping us work well together on product innovation and market expansion. Our merchants are our best partners in developing new solutions, in many instances helping us test them in secure live environments, iterating, learning, and applying insights to new product releases before making them generally available to our entire merchant base.

Attractive business model that delivers strong financial performance

Our technology-driven business model creates significant opportunities for scale and operating efficiencies. We benefit from strong relationships with our existing merchants, many of whom benefit directly from strong secular trends such as the increasing adoption of e-commerce. In addition, many of our global merchants offer subscription-based models that provide greater visibility into the TPV processed through our platform. Furthermore, our asset-light structure drives our ability to deliver strong margins and generate cash flow as demonstrated by our ability to distribute dividends and implement share buybacks in the past. Our business model has proven to be resilient. For the six-month period ended June 30, 2025, our revenues and gross profit grew by 33% and 38%, respectively, compared to the corresponding period in 2024, and we reported an Adjusted EBITDA Margin of 27.0% in comparison to 22.3% in the same period of 2024. For the year ended December 31, 2024, our revenues and gross profit grew by 14.7% and 6.4%, respectively, compared to 2023, and we reported an Adjusted EBITDA Margin of 25.3%. For the year ended December 31, 2023, our revenues and gross profit grew by 55.2% and 36.9% compared to 2022, and we reported an Adjusted EBITDA Margin of 31.1%. Comparing the year ended December 31, 2024 with the year ended December 31, 2021, our TPV, revenues, gross profit, Adjusted EBITDA, net income and Adjusted Free Cash Flow have grown at a Compound Annual Growth Rate, or CAGR, of 62%, 45%, 31%, 24%, 16% and 38%, respectively.

We have built our platform and all of its capabilities to last. We believe we will continue to drive growth and profitability through our investment in expanding our existing business into new countries, developing new products and capabilities, continuing to adapt our products to the ever-changing regulatory requirements of every country in which we operate, and attracting new global merchants into our platform, allowing us to remain ahead of the competition.

Technology-oriented, execution-driven management team fostering an entrepreneurial culture

We are devoted to fostering an entrepreneurial culture, built upon a commitment to offer a superior value proposition for our merchants. We were proudly born out of Uruguay, which forced us to think big and be global since inception. This is largely reflected in our presence in more than 40 countries and the expanding geographic diversity of our team of 1,095 professionals located in 49 countries as of December 31, 2024. We are mission driven and are focused on creating innovative solutions, launching new products, and adding new functionalities, always seeking to ensure the best possible execution and to continue supporting the growth of our merchants. Delivering a superior technology infrastructure is a key pillar of our management team’s focus. We have an applied AI team partnering with our engineering teams to embed AI across our software development life cycle. We use enterprise coding assistants and model context protocol–style interfaces into our tooling, and we are piloting an agentic development system that autonomously drafts, tests, and iterates on code grounded in our internal knowledge base. It operates with guardrails, version control, automated tests, security scans, and human-in-the-loop reviews, and we measure impact via pull request throughput and lead time for changes.

Talent development and the retention of dLocal’s culture are key business imperatives. We also believe fostering diversity and inclusion are critical for business success, as they lead to stronger teams and better outcomes for our merchants, employees, and the communities we serve. Our management team has strong expertise and experience in emerging markets, which we believe is a competitive advantage to maintain the high levels of agility and adaptability that the market demands. We continue to expand globally and have assembled an experienced team, which is supported by legal, compliance, tax, finance, operations, regulatory, and other functional experts and payments and technology leaders.

Our Growth Strategy

dLocal has a clearly defined and readily executable growth strategy to become the online payments infrastructure of choice in emerging markets. We will continue to focus on serving our diversified base of global enterprise merchants, especially in attractive industry verticals such as e-commerce, streaming, ridehailing, financial services, remittances, advertising, SaaS, travel, e-learning, on-demand delivery, gaming and crypto. We are focused on the following strategic pillars for growth, all of which build on each other and further enhance the power of our value proposition:

Grow with our existing enterprise merchant base and deepen our relationships with them

Our clients include some of the world’s leading global merchants. Increased adoption of e-commerce and online modes of payment in emerging markets have delivered significant growth for global merchants in recent years. Given the nature of our business model, the TPV that flows through our platform drives our overall revenue. As global merchants continue to benefit from these strong secular trends, we believe this will translate into larger transaction volumes and additional revenue for dLocal from the solutions we offer and the countries where we serve them today.

We have a strong track record of account management, cross-selling merchants, and expanding their use of our services, which will help us broaden their use of our platform across both additional solutions (e.g., offering pay-out solutions to a pay-in only merchant) and countries (e.g., activating our platform in India for a merchant currently only engaging with us in Latin America). We believe that our continuous investments in enhancing the merchant experience (both for the merchants and for their end users), our strong problem-solving culture, our ever-evolving use of technology and AI, will help us deliver superior service, leading our merchants to increase the percentage of their overall volume routed to dLocal.

Increase number of global merchant clients

Our dedicated sales team continues to develop new global merchant relationships with the intent to be on-boarded and provide them with our solutions and capabilities across one or multiple emerging markets. Furthermore, we will continue to benefit from the ability to reference our existing clients to recommend our platform, helping us gain traction with new global merchants. To further expand our merchant base, we have developed a robust sales process with a proven track-record of winning competitive requests for proposals, or RFPs. Global merchants typically conduct a rigorous bidding and due diligence process before choosing and on-boarding their preferred PSP, evaluating candidates across many factors primarily including approval rates, technical capabilities, security, fraud management capabilities, payments experience, and price (including price transparency). The process from the initial RFP to final integration can take several months and typically involves multiple functional areas of the merchant, including payments infrastructure, operations, legal, compliance, and tax departments. For example, the combined RFP and on-boarding processes can take in general between two months to just over two years.

Expand our global reach

We believe that the online global payments market is massive and remains underserved, particularly in emerging markets, where dLocal is focused. We have made significant investments to develop a flexible and extensible platform that can adapt to the specific needs of new local markets we enter. We seek to continue to leverage the scalability of our technology to broaden our geographic footprint. We believe the use of artificial intelligence tools can support a more rapid market expansion.

We believe our playbook for expanding into new emerging markets is difficult to replicate. We have developed a systematic approach to understand the local regulatory and tax frameworks, obtain all necessary licenses and required approvals, and establish relationships and connectivity with key partners (including APMs and local financial institutions). We tailor our strategy based on the consumption and behavioral trends specific to a market to provide relevant solutions and deliver a high level of customer service for our current and future merchants. Once we establish an initial presence in a new market, our merchants can begin to route their existing payments volume in that market to our platform without additional integration required, driving a meaningful and rapid return on our investment.

Our global expansion strategy is driven by merchant needs, prioritizing markets with the greatest opportunities and the most complex payments, compliance, and regulatory challenges. For example, we entered Egypt at the request of one of the world’s largest social media platforms, a key client. We have consistently expanded our footprint to more than 40 markets as of December 31, 2024, while also strengthening our presence and operations in the countries where we already operated through the expansion of partnerships and licenses in each market.

Our objective is to establish a presence in all relevant emerging markets where global merchants need a specialized technology and payments partner, an advantage we see as critical to our continued growth.

Broaden the breadth of our products

We believe we are in the early stages of a financial technology revolution that is addressing increasingly complex payments challenges. Our technology-first DNA and problem-solving culture have fostered a strong track record of repeatedly delivering new and relevant solutions and capabilities for global merchants in emerging markets.

We have developed multiple new solutions for our merchants since our inception and are well positioned to continue to innovate and be at the forefront of developments in payments technology. Pay-out is an example of a solution that we added at the request of one specific merchant during the Olympic Games in Rio de Janeiro. After developing the baseline solution, we quickly adapted it to work across our entire platform for our entire merchant base.

Another example is dLocal for Platforms, an end-to-end payment solution that offers a range of services to help platforms manage their global payments more efficiently. By streamlining onboarding and verification, simplifying payment processing, and providing robust funds management and platform management tools, our solution can help platforms reduce costs, improve cash flow, and enhance the overall customer experience.

In 2024, we developed and launched a stand-alone Payment Orchestration option, which allows merchants to retain our Smart Routing, fraud detection and unified reporting, while obtaining their own licenses and contracting directly with processors in each market. We also launched “Smart Request,” which optimizes the conversion rate on the first attempt and on controlled retries. It adjusts request parameters and routing choices and can execute complex recovery flows, maximize conversion while respecting risk and compliance policies. Smart Request is fully configurable, integrates without additional merchant effort, and its impact is tracked via first-attempt approval rate, recovered approvals from retries, and net conversion lift.

Most recently, we launched SmartAPMs, offering tokenization of alternative payment methods across multiple emerging markets. This solution aims to improve conversion as it reduces friction to the flow by removing the need for users to authorize each transaction manually, essentially replicating the convenience of card-on-file payments for merchants. In addition, we launched multiple BNPL integrations in several markets where we connect market leading BNPL solutions to our merchants’ checkouts. Under this product we do not take credit risk ourselves; rather, we provide the technological overlay to plug the credit partners directly into the checkout experience to offer more payment options to the merchants’ end-users.

We have observed growing demand for the use of stablecoins in cross-border flows. We have extensive experience enabling fiat-to-stablecoin and stablecoin-to-fiat on- and off-ramps in emerging markets, supported by local liquidity and foreign exchange capabilities. We maintain a disciplined approach, focusing on stablecoins rather than broader crypto and working with highly regulated counterparties.

Our privileged position as a trusted partner to merchants gives us ongoing visibility into their needs and requirements. We are well poised to capitalize on the opportunity to address new use cases as they emerge in an agile manner, broadening our overall total addressable market, and offering greater value for global merchants in whatever emerging markets they choose to enter. We believe our continued investment in AI may help speed time to market for the development of new products and their deployment on our platform.

Grow inorganically

We may also seek to expand our merchant base, enhance our product or technical capabilities, enter new markets, expand our product and services offerings, or extend our geographic reach through selective acquisitions of companies that further enable us to serve enterprise merchants in emerging markets, such as our acquisition of PrimeiroPay in the first half of 2021.

Our One dLocal Model

Our One dLocal model combines our proprietary technology, intellectual property, capabilities, and business processes to create a differentiated go-to-market approach. It offers access to nearly two billion potential consumers in more than 40 emerging markets through one API, one platform and one contract. We have a core aspiration to make the complex world of emerging market payments as simple as possible for our merchants through our model, unlike what we believe is the standard for other solutions. Merchants can then access all of the markets we serve using one integrated set of technologies governed by one overarching contract. The inherent simplicity of this model, combined with our platform’s extensive capabilities and benefits, including what we believe are higher conversion rates and lower fraud, creates a highly compelling value proposition for our global enterprise merchants.

dLocal teams built our cloud-based payment platform from the ground up. It was designed to provide an improved payments experience for our merchants with a strong focus on scalability, security, and performance. Our single platform enables merchants to experience the same standard of functionality and client interface that they have come to expect in developed markets as they enter into or further expand in emerging markets. Once on-boarded, our merchants gain immediate access to the full breadth of our platform, allowing them to expand their presence in emerging markets through one trusted partner and one contract, while receiving a consistent level of performance and client service globally. We believe that our robust network of APMs, local acquirers, and financial institutions, our deep understanding of each local market, and our comprehensive value-added services (such as our advanced fraud management system) deliver superior benefits for our global merchants. Some of these benefits include increased acceptance and conversion rates, risk mitigation, improved level of compliance, transparent FX management, reduced settlement times, and valuable data insights, all of which are critical for managing merchants’ interactions with their customers, employees, and vendors and improving their sales.

Furthermore, dLocal’s payment platform provides merchants with holistic and granular views of their payments activity. For example, merchants are able to view in real-time summarized transaction information pertaining to specific locations or counterparties or drill down into why a specific transaction was rejected through our API or dashboards. These insights can help merchants improve reporting and reconciliation and avoid potential payments settlement issues, often allowing them to increase their sales or reduce their costs. This in turn benefits dLocal by further strengthening the relationship with (and the value of our platform for) our merchants.

Recent Developments

On August 13, 2025, we announced the appointment of Guillermo López Pérez as our new Chief Financial Officer. Guillermo will replace Jeffrey Brown who has acted as our interim CFO since the departure of our former CFO, Mark Ortiz, who announced in March 2025 that he would be stepping down due to health reasons. Jeffrey will continue in his previous role as VP of Finance.

In June 2025, we announced our intention to acquire AZA Finance, a fintech company specializing in cross-border payments and foreign exchange solutions in Africa, subject to regulatory approvals. Following this announcement in July 2025, AZA Finance became the subject of a third-party complaint that may result in us pursuing a restructured deal focused on the assets/entities most relevant to dLocal, subject to conclusion of the third-party claim and regulatory approvals. As part of our originally announced acquisition of AZA Finance, we had extended a credit facility to AZA Finance to help fund AZA Finance’s working capital, pending completion of the acquisition. This credit facility is recorded as an asset on our balance sheet at a fair value of US$23.2 million as of June 30, 2025 (please see Note 18 to the 2Q25 Financial Statements). We continue to monitor closely the progress of this claim.  Depending on the outcome of the third-party claim and the final structure of the transaction, we may be required to reassess the recoverability of the asset.

As of June 30, 2025, we had recorded assets due from a third-party payment processor in a total amount of US$8.3 million, composed of US$2.1 million as Advances and other receivables and US$6.2 million as Other financial asset measured at Fair Value through Profit or Loss, or FVPL.  The assets include a series of installment payments due over time. The first installment was timely paid on December 27, 2024.  Following the third-party payment processor’s failure to pay the second installment due on June 30, 2025, we are considering filing a legal claim against such payment processor for the entirety of the amounts due.  We will continue to monitor these assets, and depending on how collection efforts advance, we may be required to reassess their recoverability.

Corporate Information

dLocal is incorporated as an exempted company with limited liability in the Cayman Islands. Our principal executive office is located at Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300. Our telephone number at our principal executive office is +1 (424) 392-7437. Our principal website is investor.dlocal.com. Information provided on our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing in our Class A common shares, including “Risk Factors,” “Description of Share Capital,” our audited consolidated financial statements as of December 31, 2024, and 2023, and for the years ended December 31, 2024, 2023, and 2022 and related notes; and our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024 and related notes, all of which are incorporated by reference or included elsewhere in this prospectus supplement or in the accompanying prospectus to which this prospectus supplement relates.

Issuer	DLocal Limited
Selling shareholder	General Atlantic DO B.V.
Class A common shares offered by the selling shareholder	15,000,000 Class A common shares (or 17,250,000 Class A common shares if the underwriters exercise in full their option to purchase additional shares).
Total common shares to be outstanding immediately prior this offering	164,649,324 Class A common shares and 129,054,192 Class B common shares. No change to the amount of outstanding Class A common shares or Class B common shares will occur in connection with the offering.
Offering price	The public offering price is US$12.75.
Voting rights

The Class A common shares are entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) are entitled to five votes per share, respectively.

Holders of Class A common shares and Class B common shares vote together as a single class on all matters, unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association, as described under “Description of Share Capital—Voting Rights” in the accompanying prospectus to which this prospectus supplement relates.

Each Class B common share may be converted into one Class A common share at the option of the holder.

If, at any time, the total number of the issued and outstanding Class B common shares represents less than 10% of the total number of common shares outstanding, then each Class B common share will convert automatically into one Class A common share.

In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates, as described under “Description of Share Capital—Conversion” in the accompanying prospectus to which this prospectus supplement relates.

The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, as described above, and transfer restrictions applicable to the Class B common shares. In addition, holders of Class B common shares (i) have certain conversion rights, and (ii) are entitled to preemptive rights to purchase additional Class B common shares, in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain such holder’s proportional ownership interest in us. Moreover, the Class B common shares shall not be listed for public trading. See “Description of Share Capital” in the accompanying prospectus to which this prospectus supplement relates for a description of the material terms of our common shares, and the differences between our Class A and Class B common shares.

Option to purchase additional Class A common shares	The underwriters have the right to purchase up to an additional 2,250,000 Class A common shares from the selling shareholder within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts, on the same terms as set forth in this prospectus supplement.
Listing	Our Class A common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “DLO.”
Use of proceeds	We will not receive any proceeds from the sale of the Class A common shares by the selling shareholder in this offering.
Dividend policy

We intend to pay annual cash dividends to the holders of our common shares in an amount equal to 30% of our Adjusted Free Cash Flow for the prior year.

We do not have a legal obligation to pay an annual dividend or dividends at any specified rate or at all. Any declaration of dividends will be at the discretion of our board of directors, having regard to the best interests of the Company and any limitations imposed by law and our Articles of Association and will depend on our financial condition, earnings, cash needs, regulatory constraints, contractual obligations, capital requirements (including requirements of our subsidiaries and the ability of our subsidiaries to pay dividends to us) and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common shares, or as to the amount of any such dividends.
Lock-up agreements	We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 90-day period following the date of this prospectus supplement. Members of our board of directors and our executive officers, and the selling shareholder have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Underwriting.”
Risk factors	See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the option granted to the underwriters to purchase up to 2,250,000 additional Class A common shares in connection with the offering. The number of Class A and Class B common shares to be outstanding after this offering is based on 312,458,403 common shares outstanding as of the date of this prospectus supplement and excludes common shares that may be issued following this offering under our employee share incentive plan.

Risk Factors

An investment in our Class A common shares involves a high degree of risk. In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors, as well as those contained in the 2024 Form 20-F, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information in this prospectus supplement, in evaluating us and our business before purchasing our Class A common shares. In particular, you should consider the risks related to an investment in companies operating in emerging market countries, for which we have included information in these risk factors and those incorporated by reference herein to the extent that information is publicly available. In general, investing in the securities of issuers whose operations are carried out mainly in emerging market countries involves a higher degree of risk than investing in the securities of issuers whose operations are focused primarily in the United States or other more developed countries. If any of the risks discussed in this prospectus actually occur, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our Class A common shares may decline, and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained or incorporated by reference in this prospectus, including our audited consolidated financial statements as of December 31, 2024, and 2023, and for the years ended December 31, 2024, 2023, and 2022 and related notes; and our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024 and related notes, all of which are incorporated by reference or included elsewhere in this prospectus supplement or in the accompanying prospectus to which this prospectus supplement relates.. You should also carefully review the cautionary statements referred to under “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus supplement.

Risks Relating to Our Class A Common Shares and the Offering

An active trading market for our common shares may not be sustainable. If an active trading market is not maintained, investors may not be able to resell their shares at or above the price they paid and our ability to raise capital in the future may be impaired.

Although our Class A common shares are listed and traded on Nasdaq, an active trading market for our shares may not be maintained. If an active market for our Class A common shares is not maintained, it may be difficult for you to sell shares you have purchased without depressing the market price for the shares or at all. A lack of an active trading market may also impair our ability to raise capital to acquire other companies or technologies by using our shares as consideration.  If a market does not develop or is not maintained, the liquidity and price of our Class A common shares could be seriously harmed.

If the trading price of our Class A common shares fluctuates, you could lose a significant part of your investment.

The market price of our Class A common shares may be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts or acquisitions;

•	increase in competition in our markets;

•	significant impacts in cross-border flows between countries;

•	political crises, conflicts, wars and civil unrest in the countries in which we operate;

•	the evolving macroeconomic, currency and trade landscape globally and its potential impact on emerging markets;

•	the recent increase in tariffs in Mexico and other countries where we operate, along with potential trade barriers in other markets.

•	technological innovations by us or competitors;

•	the failure of financial analysts to cover our Class A common shares or changes in financial estimates by analysts;

•	actual or anticipated variations in our results of operations;

•	changes in financial estimates by financial analysts or in the guidance that we provide to the market, or any failure by us to meet or exceed any of these estimates or guidance, or changes in the recommendations of any financial analysts that elect to follow our Class A common shares or the shares of our competitors;

•	future sales of our shares;

•	shifting fiscal regimes in the countries where we operate, such as Brazil;

•	the potential for currency devaluations and/or changes in foreign exchange regimes, for example in Argentina and Egypt;

•	investor perceptions of us and the industries in which we operate; and

•	being the subject of adverse market reports, regardless of whether such reports have merit.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Class A common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, including as a result of third-party reports, securities class action litigation has been instituted against these companies. This litigation could adversely affect our financial condition or results of operations.

Techniques employed by short sellers may drive down the market price of our common shares, negatively impact our business operations and/or generate litigation, whether or not meritorious.

Short selling is the practice of selling securities that a seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. Short sellers seek to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement securities, as short sellers hope to pay less in that purchase than they received in the sale. As it is in short sellers’ interest for the price of the securities to decline, certain short sellers publish, or arrange for the publication of, negative research reports and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, created downward pressure on the price of our Class A common shares.

We have been the subject of negative publicity by short sellers. It is not clear what long-term effect such negative publicity could have on us and/or whether we will continue to be subject to short seller attacks from time to time in the future. If we were to become the subject of any additional unfavorable allegations, even when such allegations are untrue, we may have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would prefer to strongly defend against any such short seller attacks, we may be constrained in the manner in which we can respond to any allegations due to applicable state or federal law, or issues of commercial confidentiality. Any future response to negative publicity from short sellers could be costly and time-consuming, and could divert management’s attention from our day-to-day operations.

Even if short seller allegations are ultimately proven to be groundless, allegations against us could severely impact the market price of our Class A common shares and our business operations. Because of the nature of our business in processing payments, we depend significantly on our brand and on customer confidence in our services. As a result, such allegations may impact our revenues by damaging our reputation, confidence in our services and relationships with our existing customers and potential new customers. For example, we may need to offer more favorable terms to new or existing customers, such as shorter settlement cycles, or we may be required to deliver letters of credit as a condition to doing business with certain customers, or we could lose certain lines of credit (in each case either temporarily or permanently), which would have an adverse effect on our business. As a result, even allegations that lack merit may materially negatively impact the results of our operations.

We believe that the class action securities claims filed against us are in significant part a result of negative publicity by a short seller. For more information, see “Item 8. Financial Information―A. Consolidated Statements and Other Financial Information―Legal Proceedings“ in our 2024 Form 20-F. We cannot predict the timing, outcome or consequences of such actions, and we cannot assure you that our defenses will be successful or whether we will be subject to any damages, or how much. Whether or not we prevail in such proceedings, we may incur significant expenses defending them, which may materially and adversely affect our financial condition and results of operations.

Failure to meet any financial performance guidance or other forward-looking statements we may provide to the public could result in a decline in our stock price.

We provide public guidance on certain of our expected financial and operating results, and we may continue providing guidance on these or other results or other forward-looking information for future periods. When we provide guidance, we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future and is useful to our existing and potential shareholders, but such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus. Our guidance is based on current management expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the guidance. In addition, unless required by law, we have no obligation to publicly update or revise our guidance to reflect circumstances or events after the date of this prospectus. If our financial results for a particular period do not meet any guidance we provide or the expectations of market participants, or if we reduce any guidance for future periods, the market price of our Class A common shares may decline.

Following this offering, holders of our Class B common shares will together continue to own 43.94% of our outstanding common shares and 79.67% of corresponding voting rights, and will have the power, as a group, to elect a majority of the members of our board of directors, which means that these shareholders, when acting in concert, will have significant influence over matters requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

Immediately following this offering, holders of our Class B common shares will continue to beneficially own 43.94% of our outstanding common shares and 79.67% of corresponding voting rights. As a result, these shareholders, when acting in concert, exercise significant influence over all decisions at our shareholders’ meetings. In addition, for so long as they hold our Class B common shares, such holders shall be entitled to appoint at least a majority of the members of our board of directors. They will also, when acting in concert, have significant influence to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. For example, our existing Class B common shareholders may exercise their voting power in a manner to cause us to make acquisitions that increase the amount of our indebtedness or outstanding common shares, sell revenue-generating assets or inhibit change of control transactions that may benefit other shareholders. The decisions of our Class B common shareholders on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests. They may, when acting in concert, be able to prevent any other shareholders, including you, from blocking these actions. For further information regarding shareholdings in our company, see “Principal Shareholders and Selling Shareholder.”

We have granted holders of our Class B common shares preemptive rights to acquire shares that we may sell in the future, which may impair our ability to raise funds.

Under our Articles of Association, each holder of our Class B common shares is entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain their proportional ownership interests, which as of June 30, 2025, were 43.9% of our outstanding shares immediately following this offering. The exercise by holders of our Class B common shares of preemptive rights may impair our ability to raise funds, or adversely affect the terms on which we are able to raise funds, as we may not be able to offer to new investors the quantity of our shares that they may desire to purchase.

Common shares eligible for future sale (including Class A common shares issuable upon conversion of Class B common shares) may cause the market price of our Class A common shares to drop significantly.

The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Following the completion of this offering, we will continue to have outstanding 164,649,324 Class A common shares and 129,054,192 Class B common shares. Subject to the lock-up agreements described below, the common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.

Our shareholders or entities controlled by them or their permitted transferees will, subject (for certain of our shareholders) to the lock-up agreements described below, be able to sell their common shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.

We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 90-day period following the date of this prospectus supplement. Our directors, executive officers and the selling shareholder have agreed to substantially similar lock-up provisions. See “Underwriting.” Moreover, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in “Underwriting,” including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.

Sales of a substantial number of our Class A common shares upon the expiration of the lock-up agreements or otherwise (including Class A common shares issuable upon conversion of Class B common shares) or the perception that such sales may occur could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.

Our Articles of Association contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of our Class A common shares.

Our Articles of Association contain certain provisions that could limit the ability of others to acquire our control, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.

The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no or too few securities or industry analysts provide coverage of our company, the trading price for our Class A common shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.

We may not pay any cash dividends in the foreseeable future.

We intend to pay annual cash dividends to the holders of our common shares in an amount equal to 30% of our Adjusted Free Cash Flow for the prior year. However, we do not have a legal obligation to pay an annual dividend or dividends at any specified rate or at all. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. In addition, our holding company structure makes us dependent on the operations of our subsidiaries. See “Risk Factors—Risks Relating to Our Business and Industry—Our holding company structure makes us dependent on the operations of our subsidiaries” in our 2024 Form 20-F. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. See “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Distribution Policy” in our 2024 Form 20-F.

Our dual class capital structure means our shares cannot be included in certain indices. We cannot predict the impact this may have on the trading price of our Class A common shares.

In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of share capital or shares of common stock from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public shareholders or stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. It continues to be somewhat unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from the indices, but in certain situations they may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.

The dual class structure of our common shares has the effect of concentrating voting control with Andres Bzurovski Bay (directly and indirectly through Emerald Bay 24 LLC), IZBA SA, Aqua Crystal Investments Ltd., Sebastián Kanovich (indirectly through Nordau Inc) and Jacobo Singer (indirectly through Bosinja Limited) as the beneficial owners of the entirety of our Class B common shares; this limits or precludes your ability to influence corporate matters.

Each Class A common share entitles its holder to one vote per share and each Class B common share entitles its holder to five votes per share, so long as the total outstanding Class B common shares represent at least 10% of the total number of common shares (Class A and Class B) then outstanding. The beneficial owners of all of our Class B common shares are Andres Bzurovski Bay (directly and indirectly through Emerald Bay 24 LLC), IZBA SA, Aqua Crystal Investments Ltd., Sebastián Kanovich (our former co-CEO, one of our directors and founders, indirectly through Nordau Inc) and Jacobo Singer (indirectly through Bosinja Limited) (our former co-President, former COO and one of our directors). See “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders” in our 2024 Form 20-F. Due to the five-to-one voting ratio between our Class B and Class A common shares, Andres Bzurovski Bay, IZBA SA, Aqua Crystal Investments, Sebastián Kanovich and Jacobo Singer will continue to exercise disproportionate voting power of our common shares and therefore be able to maintain significant influence over matters submitted to our shareholders so long as the total outstanding Class B common shares represent at least 10% of the total number of common shares (Class A and Class B) then outstanding.

In addition, our Articles of Association provide that at any time when there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby a holder of the Class B common shares is entitled to purchase a number of Class B common shares that would allow such holder to maintain its proportional ownership interests in us (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in us pursuant to our Articles of Association).

In light of the above provisions relating to the issuance of additional Class B common shares, as well as the five-to-one voting ratio of our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain disproportionate influence over matters requiring shareholder approval. This concentrated voting interest will limit or preclude your ability to influence corporate matters for the foreseeable future. For a description of our dual class structure, see “Item 10. Additional Information—B. Memorandum and articles of association—Voting Rights” in our 2024 Form 20-F.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Item 16G. Corporate Governance—Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2024 Form 20-F.

We may need to raise additional capital in the future by issuing securities or may enter into corporate transactions with an effect similar to a merger, which may dilute your interest in our share capital and affect the trading price of our Class A common shares.

We may need to raise additional funds to grow our business and implement our growth strategy through a public or private issuance of common shares or securities convertible into, or exchangeable for, our Class A common shares, which may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares. In addition, we may also enter into mergers or other similar transactions in the future, which may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in our capital stock or result in a decrease in the market price of our Class A common shares.

The conversion of Class B common shares into Class A common shares and the exercise of warrants may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of Class A common shares eligible for future resale in the public market, which may negatively impact the trading price of our shares of Class A common shares.

Our Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in our Articles of Association, including transfers to affiliates and transfers to and between the existing holders of Class B common shares. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the outstanding Class B common shares represent less than 10% of the total number of all Class A common shares and Class B common shares then outstanding. If any such conversions occur, the total number of Class A common shares issued and outstanding will be increased and be dilutive to our other shareholders.

In addition, on May 15, 2025, a holder of warrants exercised its net issuance right resulting in a net issuance amount of 7,968,281 shares at a Fair Market Value of US$9.5680 per share, calculated using the average price of five business days before the exercise date. Considering that, as of the date of this prospectus supplement, we had warrants outstanding issued to an affiliate of one of our merchant customers to acquire up to 197,000 of our outstanding Class A common shares exercisable through January 24, 2026 at a purchase price per share of either (1) US$0.5726 or (2) upon any reorganization (including any change of control) of the Company, the lesser of (i) US$0.5726 and (ii) sixty percent (60%) of the price per share paid in or implied by such transaction. The warrants limit such customer’s beneficial ownership to 4.999% of our outstanding Class A common shares unless such customer waives this limit upon 61 days’ notice. If any such existing or future warrants are exercised, the Class A common shares issued will increase the total number of Class A common shares issued and outstanding and thus be dilutive to our other shareholders.

If any of these newly issued Class A common shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our Class A common shares. In addition, issuance of Class A common shares pursuant to the conversion of Class B common shares or pursuant to existing or future warrant or option agreements may also materially impair our ability to raise capital through the future sale of equity securities because the issuance of the Class A common shares would cause further dilution of our securities. In addition, in the event of any change in the outstanding number of our Class A common shares by reason of any recapitalization, share sub-division, reverse share consolidation, stock dividend, reorganization consolidation, combination or exchange of shares, merger or any other changes in our corporate or capital structure or our Class A common shares, the number and class of shares covered by the warrants or options and/or the exercise price of the warrants and options may be adjusted as set forth in the relevant agreements.

The interests of our management team may be focused on the short-term market price of our Class A common shares, which may not coincide with your interests.

Certain of our directors and officers, among others, own shares in the Company, and are also beneficiaries under our share-based compensation plan. Due to the grant of share options and restricted stock units to members of our management team, a portion of their compensation is closely tied to our results of operations and, more specifically, to the trading price of our Class A common shares, which may lead such individuals to direct our business and conduct our activities with an emphasis on short-term profit generation. As a result of these factors, the interests of our management team may not coincide with the interests of our other shareholders that have longer-term investment objectives.

We have approved share-based incentive plans for our managers and employees. Some of these plans provide for the granting of share options, or RSUs, to participants. Once the options have been exercised by the participants, our board of directors will determine whether our share capital should be increased through the issuance of new shares to be subscribed by participants, or if they will be settled through shares held in treasury. In the event settlement occurs through the issuance of new shares, our shareholders will suffer dilution of their interests in our share capital and in the value of their investments.

In case of new option grants under our existing plan, our shareholders will be subject to additional dilution. For additional information on our stock option plan, see “Item 6. Directors, Senior Management and Employees—B. Compensation—Compensation of Directors“ in our 2024 Form 20-F for additional information.

As a foreign private issuer, we have different disclosure and other requirements than U.S. domestic registrants.

As a foreign private issuer, we are subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. See “Item 16G. Corporate Governance—Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2024 Form 20-F.

We follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having, in some respects, a similar effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

As a foreign private issuer, we rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Class A common shares.

Section 5605 of the Nasdaq equity rules require listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow, and we do follow home country practice in lieu of the above requirements. See “Item 16G. Corporate Governance—Principal Differences between Cayman Islands and U.S. Corporate Law” in our 2024 Form 20-F.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Class A common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents; (ii) more than 50% of our assets cannot be located in the United States; and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.

Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.

Our corporate affairs are governed by our Articles of Association, by the Companies Act (As Revised) of  the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands’ law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company, and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgement of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matters, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).. In addition, a court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.

An investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares could lose the entire value of their investment, including as a result of risks relating to our Class A common shares, us, the sector in which we operate, our shareholders and the general macroeconomic environment in the countries in which we operate, among other risks.

Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•	have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus supplement and the accompanying prospectus;

•	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

•	understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

•	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

There can be no assurance that we will not be a passive foreign investment company for any taxable year, which could subject United States investors in our Class A common shares to significant adverse U.S. federal income tax consequences.

Under the Internal Revenue Code of 1986, as amended, or the Code, we will be a passive foreign investment company, or PFIC, for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (1) 75% or more of our gross income consists of “passive income;” or (2) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, “passive income.” Passive income generally includes dividends, interest, certain non-active rents and royalties, and capital gains. Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our goodwill (which may be determined, in part, by reference to the market price of our Class A common shares) and other assets, we do not expect to be a PFIC for our 2025 taxable year or to become one in the foreseeable future. However, there can be no assurance that the Internal Revenue Service, or the IRS, will agree with our conclusion. In addition, whether we will be a PFIC in 2025 or any future year is uncertain because, among other things, (1) we hold and expect to continue to hold a substantial amount of cash, which is generally categorized as a passive asset; and (2) our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our Class A common shares, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for any taxable year during which a U.S. investor holds Class A common shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds Class A common shares, even if we ceased to meet the threshold requirements for PFIC status. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (1) the treatment of any gain on disposition of the Class A common shares as ordinary income; (2) the application of a deferred interest charge on any such gain and the receipt of certain dividends; and (3) compliance with certain reporting requirements. A “mark-to-market” election may be available that will alter the consequences of PFIC status if our Class A common shares are regularly traded on a qualified exchange. For further discussion, see “Taxation—U.S. Federal Income Tax Considerations.”

Cautionary Statement Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus supplement and include statements regarding our intent, belief or current expectations in connection with:

•	our ability to adapt to the rapid pace of technological changes in the payments processing industry;

•	competition in the payments processing industry;

•	our ability to implement our business strategy;

•	the reliability, performance, functionality and quality of our payments processing platform;

•	fluctuations in interest, inflation and exchange rates in any of the countries we serve or may serve in the future;

•	the availability of government authorizations or exemptions on terms and conditions and within periods acceptable to us;

•	our compliance with, and changes to, government laws and regulations, including those related to taxes, that currently impact or apply to us;

•	general economic, financial, political, demographic and business conditions in the countries we serve and their impact on our business;

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to successfully expand into new products and new markets;

•	our ability to pursue and successfully carry out strategic acquisitions or investments;

•	our ability to continue attracting and retaining new appropriately skilled employees;

•	public health threats or outbreaks of communicable diseases, such as the COVID-19 virus and others;

•	the interests of our principal shareholders;

•	changes in merchant or consumer demands regarding payment processing services and our ability to innovate to respond to such changes;

•	the availability and effective operation of management information systems, financial systems and other technology;

•	our ability to comply with applicable cybersecurity, privacy and data protection laws and regulations;

•	our ability to protect ourselves against cybersecurity risks;

•	events or conditions that adversely affect our reputation or our image, including being the subject of adverse market reports;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including our 2024 Form 20-F.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor the selling shareholder undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus supplement because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus supplement might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the Class A common shares by the selling shareholder in this offering.

Capitalization

The table below sets forth our total capitalization (defined as current lease and financial liabilities and non-current lease and financial liabilities plus total equity) as of June 30, 2025, on an actual basis.

You should read this table in conjunction with our audited consolidated financial statements as of December 31, 2024, and 2023, and for the years ended December 31, 2024, 2023, and 2022 and related notes; and our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024 and related notes, all of which are incorporated by reference in this prospectus supplement.

As of June 30, 2025
(US$)
(in thousands)
Current
Lease liabilities	1,201
Financial liabilities	56,806
Non-current
Lease liabilities	2,697
Financial liabilities	-
Total equity	448,180
Total capitalization	508,884

There have been no material changes to our capitalization since June 30, 2025.

Description of Class A Common Shares

For a description of our Class A common shares, see “Description of Share Capital” in the accompanying prospectus to which this prospectus supplement relates.

Principal Shareholders and Selling Shareholder

The following table and accompanying footnotes present information relating to the beneficial ownership of our Class A common shares and Class B common shares:  (1) as of June 30, 2025; (2) following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares; and (3) following the sale of Class A common shares in this offering, assuming the underwriters’ option to purchase additional common shares is exercised in full, by:

•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our issued and outstanding shares;

•	each of our executive officers and directors individually;

•	all executive officers and directors as a group; and

•	the selling shareholder.

The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.

The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding as of June 30, 2025: 312,458,403 common shares, comprising 164,649,324 Class A common shares, 18,754,887 Class A common treasury shares held by us and 129,054,192 Class B common shares. Our free float consists of 95,161,055 of Class A common shares, which represents 57.8% of total Class A common shares and 11.7% of total voting power. Subsequent to June 30, 2025, all shares in treasury were canceled.

Unless otherwise indicated below, the address for each beneficial owner is c/o DLocal Limited, at Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300.

	Shares Beneficially Owned Prior to Offering				% of Total Voting Power Before Offering(1)	Shares to be Sold in Offering	Shares Beneficially Owned After Offering Without Exercise of Underwriters’ Option				% of Total Voting Power After Offering Without Exercise of Underwriters’ Option(1)	Shares Beneficially Owned After Offering With Full Exercise of Underwriters’ Option				% of Total Voting Power After Offering With Full Exercise of Underwriters’ Option(1)
	Class A		Class B				Class A		Class B			Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%		Shares	%	Shares	%
5% Shareholders
General Atlantic(2)	63,906,695	38.8	—	—	7.9	15,000,000	48,906,695	29.7	—	—	6.0	46,656,695	28.3	—	—	5.8
Sergio Enrique Fogel Kaplan(3)	2,175,422	1.3	48,718,177	37.8	30.3	—	2,175,422	1.3	48,718,177	37.8	30.3	2,175,422	1.3	48,718,177	37.8	30.3
Andres Bzurovski Bay(4)	1,088,363	0.7	48,718,583	37.8	30.2	—	1,088,363	0.7	48,718,583	37.8	30.2	1,088,363	0.7	48,718,583	37.8	30.2
Alberto Eduardo Azar(5)	5,653,024	3.4	12,820,816	9.9	8.6	—	5,653,024	3.4	12,820,816	9.9	8.6	5,653,024	3.4	12,820,816	9.9	8.6
Emiliano Fernandez Balague(6)	16,346,624	9.9	—	0.0	2.0	—	16,346,624	9.9	—	0.0	2.0	16,346,624	9.9	—	0.0	2.0
Executive Officers and Directors
Sergio Enrique Fogel Kaplan(3)	2,175,422	1.3	48,718,177	37.8	30.3	—	2,175,422	1.3	48,718,177	37.8	30.3	2,175,422	1.3	48,718,177	37.8	30.3
Andres Bzurovski Bay(4)	1,088,363	0.7	48,718,583	37.8	30.2	—	1,088,363	0.7	48,718,583	37.8	30.2	1,088,363	0.7	48,718,583	37.8	30.2
Alberto Eduardo Azar(5)	5,653,024	3.4	12,820,816	9.9	8.6	—	5,653,024	3.4	12,820,816	9.9	8.6	5,653,024	3.4	12,820,816	9.9	8.6
Sebastián Kanovich(7)	—	—	12,629,474	9.8	7.8	—	—	—	12,629,474	9.8	7.8	—	—	12,629,474	9.8	7.8
Luiz Ribeiro(8)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Martín Escobari(9)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jacobo Singer(10)	—	—	6,167,142	4.8	3.8	—	—	—	6,167,142	4.8	3.8	—	—	6,167,142	4.8	3.8
Pedro Arnt*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Veronica Raffo	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Hyman Bielsky*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Alberto Almeida*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gabriela Vieira*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
John O’Brien*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Carlos Menendez*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Will Pruett*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jeffrey Brown*	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (16 persons)	10,535,414	6.4	129,054,192	100.0	81.0	—	10,535,414	6.4	129,054,192	100.0	81.0	10,535,414	6.4	129,054,192	100.0	81.0

*	Represents beneficial ownership of less than 1% of our issued and outstanding common shares.

(1)	Percentage of total beneficial ownership does not correspond to percentage of total voting power. Holders of our Class B common shares are entitled to five votes per share, whereas holders of our Class A common shares are entitled to one vote per share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of Share Capital” in the accompanying prospectus.

(2)	Includes 27,310,939 Class A common shares held by General Atlantic DO B.V., or “GA DO”, which is a wholly owned subsidiary of General Atlantic Coöperatief U.A., or “GA Coop UA”, 30,000,000 Class A common shares held by General Atlantic (DO) SPV, L.P. or “GA DO SPV”, which is an indirect wholly owned subsidiary of GA Coop UA, and 6,595,756 Class A common shares held by General Atlantic (DLO), L.P., or “GA DLO”. The general partner of GA DO SPV is General Atlantic (DO) SPV GP, LLC, or “GA DO SPV GP”, and the sole member of GA DO SPV GP is GA DO. The members of GA Coop UA that share beneficial ownership of the shares of the Company held by GA DO through GA Coop UA are the following General Atlantic investment entities: General Atlantic Partners (Bermuda) IV, L.P., or “GAP Bermuda IV”, General Atlantic Partners (Bermuda) EU, L.P., or “GAP Bermuda EU”, General Atlantic Partners (Lux) SCSp, or “GAP Lux”, General Atlantic Cooperatief, L.P., or “GA Coop LP”, GAP Coinvestments III, LLC, or “GAPCO III”, GAP Coinvestments IV, LLC or “GAPCO IV”, GAP Coinvestments V, LLC, or “GAPCO V”, and GAP Coinvestments CDA, L.P., or “GAPCO CDA”. The limited partners of GA DLO, that share beneficial ownership of the shares of the Company held by GA DLO are GAP Bermuda EU, GAP Lux, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and General Atlantic Partners 100, L.P., or “GAP 100.” General Atlantic (SPV) GP, LLC, or “GA SPV”, is the general partner of GA DLO. General Atlantic GenPar, L.P., or “GA GenPar” is the general partner of GAP 100. General Atlantic, L.P., or “GA LP”, which is controlled by the Partnership Committee of GASC MGP, LLC, (the “GA Partnership Committee”) is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA and GA GenPar. The general partner of GAP Lux is General Atlantic GenPar (Lux) SCSp, or “GA GenPar Lux” and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l., or “GA Lux”. The general partner of GAP Bermuda IV and GAP Bermuda EU and the sole shareholder of GA Lux is General Atlantic GenPar (Bermuda), L.P., or “GenPar Bermuda”. GAP (Bermuda) L.P., or “GAP Bermuda”, which is also controlled by the GA Partnership Committee, is the general partner of GenPar Bermuda and GA Coop LP. There are six members of the GA Partnership Committee. By virtue of the foregoing, GA DO, GA Coop UA, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA DO SPV, GA DO SPV GP, GAP Bermuda IV, GAP Bermuda EU, GAP Lux, GA Coop LP, GA DLO, GAP 100, GA SPV, GA GenPar, GA LP, GA GenPar Lux, GA Lux, GenPar Bermuda and GAP Bermuda are a “group” within the meaning of Rule 13d-5 of the US Securities Exchange Act of 1934, as amended. Each of the members of the GA Partnership Committee disclaims ownership of the Class A common shares reported herein except to the extent that he has a pecuniary interest therein. The mailing address of GA DLO, GA SPV, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GAP 100, GA GenPar, and GA LP is 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU, GAP Bermuda IV, GA Coop LP, GenPar Bermuda, and GAP Bermuda is c/o Conyers Client Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The mailing address of GA DO and GA Coop UA is Prinsengracht 769 A, 1017 JZ, Amsterdam, The Netherlands. The

mailing address of GAP Lux, GA Lux, and GA GenPar Lux is 412F, Route d’Esch, L-1471 Luxembourg. The mailing address of GA DO SPV and GA DO SPV GP is c/o Conyers Trust Company (Cayman) Limited, SIX, 2nd Floor, Cricket Square, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(3)	Held indirectly through IZBA S.A. Sergio Enrique Fogel Kaplan and Aline Eva Herrnstadt disclaim any beneficial ownership of the shares other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly. Information is based on the Schedule 13G/A filed by the shareholder on February 14, 2025, and information provided by the shareholder to the Company.

(4)	Held directly and indirectly through Emerald Bay 24 LLC. Information is based on the Schedule 13G/A filed by the shareholder on February 8, 2024, and information provided by the shareholder to the Company.

(5)	Held directly and indirectly through Aqua Crystal Investments Ltd. Information is based on the Schedule 13G/A filed by the shareholder on February 8, 2024, and information provided by the shareholder to the Company.

(6)	Information is based on the Schedule 13G filed by the shareholder on February 14, 2025. Consists of 14,592,826 Class A common shares held indirectly through Unsal Holdings Limited and 1,753,798 Class A common shares held indirectly through St. Bull Financial Services Inc, classified as public float.

(7)	Held indirectly through Nordau Inc. Information is based on the Schedule 13G/A filed by the shareholder on February 21, 2023.

(8)	Mr. Ribeiro, a member of our board of directors, is a managing director at General Atlantic. Mr. Ribeiro disclaims beneficial ownership of the shares held by GA DO, GA DO SPV and GA DLO except to the extent, if any, of his pecuniary interest therein.

(9)	Mr. Escobari, a member of our board of directors, is a managing director of General Atlantic. Mr. Escobari disclaims beneficial ownership of the shares held by GA DO, GA DO SPV and GA DLO except to the extent, if any, of his pecuniary interest therein.

(10)	Held indirectly through Bosinja Limited based on information provided by the shareholder to the Company.

Taxation

The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and upon the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.

Cayman Islands Tax Considerations

The following is a discussion of certain Cayman Islands tax consequences of an investment in our Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of our Class A common shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our Class A common shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a share is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in a form substantially similar to the following:

“The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (As Revised), the following undertaking is hereby given to the Company:

1. That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable.

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period 20 years from January 2021.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax considerations to U.S. Holders (as defined below) of owning and disposing of our Class A common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our Class A common shares. This discussion applies only to a U.S. Holder that holds our Class A common shares as capital assets for U.S. federal income tax purposes. This discussion does not address the U.S. federal estate or gift tax or the effects of any state, local or non-U.S. tax laws. In addition, it does not describe all of the tax considerations that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax considerations, the potential application of the provisions of the Code known as the Medicare contribution tax and tax considerations applicable to investors subject to special rules, such as:

•	a bank, insurance company or one of certain other financial institutions;

•	a dealer or trader in securities who uses a mark-to-market method of tax accounting;

•	a person holding a Class A common share as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to a Class A common share;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	a person that is subject to the “applicable financial statement” rules under Section 451(b) of the Code;

•	an entity or arrangement classified as a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA;”

•	a person that owns or is deemed to own ten percent or more of our stock (by vote or value);

•	a person who acquired our Class A common shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	a person that holds Class A common shares in connection with a trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Class A common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax considerations of owning and disposing of the Class A common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Class A common shares that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia or otherwise treated as a domestic corporation; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except where otherwise indicated, this discussion assumes that we are not, and will not become, a PFIC, as described below.

Taxation of Distributions

In the event that we pay distributions on our Class A common shares, those distributions will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder will be “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains, provided the Class A common shares on which the dividends are paid are readily tradable on an established securities market in the United States. The Nasdaq, on which the Class A common shares are listed, is an established securities market in the United States, and we anticipate that our Class A common shares should qualify as readily tradable. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of any dividend will be treated as foreign-source dividend income and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of receipt.

Sale or Other Disposition of Class A Common Shares

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a Class A common share will be capital gain or loss, and will be long-term capital gain or loss if a U.S. Holder has held the Class A common share for more than one year. The amount of the gain or loss will equal the difference between a U.S. Holder’s tax basis in the Class A common share disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

Under the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes dividends, interest, certain non-active rents and royalties, and capital gains.

Based on our current operations, income, assets and certain estimates and projections, including as to the relative values of our goodwill (which may be determined, in part, by reference to the market price of our Class A common shares) and other assets, we do not expect to be a PFIC for our 2025 taxable year or to become one in the foreseeable future. However, there can be no assurance that the IRS will agree with our conclusion. In addition, whether we will be a PFIC in 2025 or any future year is uncertain because, among other things, (i) we hold and expect to continue to hold a substantial amount of cash, which is generally categorized as a passive asset; and (ii) our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our Class A common shares, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any year during which a U.S. Holder holds Class A common shares, we would generally continue to be treated as a PFIC with respect to it for all succeeding years during which it holds Class A common shares, even if we ceased to meet the threshold requirements for PFIC status.

If we become a PFIC for any taxable year and any of our subsidiaries or other companies in which we own or are treated as owning equity interests are also a PFIC (any such entity, a “Lower-tier PFIC”), a U.S. Holder would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC; and (ii) dispositions of shares of Lower-tier PFICs, in each case as if it held such shares directly, even though it will not have received the proceeds of those distributions or dispositions.

If we become a PFIC for any taxable year during which a U.S. Holder holds any of our Class A common shares, it would generally be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of Class A common shares would be allocated ratably over a U.S. Holder’s holding period for the Class A common shares. The amounts allocated to the taxable year of disposition and to years before we become a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distributions received on a U.S. Holder’s Class A common shares in a taxable year exceeded 125% of the average of the annual distributions on those shares during the preceding three years or its holding period, whichever was shorter, those distributions would be subject to taxation in the same manner as gain, described immediately above.

Alternatively, if we become a PFIC and if the Class A common shares are “regularly traded” (as set forth in the applicable Treasury regulations) on a “qualified exchange,” a U.S. Holder would be eligible to make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The Nasdaq, on which the Class A common shares are listed, is a qualified exchange for this purpose. Once made, the election cannot be revoked without the consent of the IRS unless the shares cease to be regularly traded on a qualified exchange.

If a U.S. Holder makes the mark-to-market election, for each year when we are a PFIC it will generally recognize as ordinary income any excess of the fair market value of its Class A common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, its tax basis in its Class A common shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Class A common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). This election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime described above with respect to any Lower-tier PFICs notwithstanding a mark-to-market election for the Class A common shares.

In addition, if we become a PFIC for any taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a company that is a PFIC provides certain information to U.S. investors, a U.S. investor can then avoid certain adverse tax consequences described above by making a “qualified electing fund” election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, because we do not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election, such election will not be available to U.S. Holders.

If a U.S. Holder owns Class A common shares during any year in which we are a PFIC, it must generally file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with its federal income tax return for that year.

U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends, and of sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries, generally are subject to information reporting, and may be subject to backup withholding, unless a U.S. Holder (i) is a corporation or other exempt recipient; or (ii) in the case of backup withholding, provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and certain entities) may be required to report information on their U.S. federal income tax returns relating to an interest in our Class A common shares, subject to certain exceptions (including an exception for Class A common shares held in accounts maintained by certain U.S. financial institutions). A failure to report this information as required may toll the running of the statute of limitations in respect of each taxable year for which such information is required to be reported. As a result, the taxable years with respect to which a U.S. Holder fails to report this information may remain open to assessment by the IRS. U.S. Holders should consult their tax advisers regarding the effect, if any, of this requirement on their ownership and disposition of the Class A common shares.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION BY U.S. HOLDERS OF OUR CLASS A COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATION.

Class A Common Shares Eligible for Future Sale

Future sales of substantial amounts of Class A common shares, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common shares or impair our ability to raise equity capital.

Our Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in our Articles of Association, including transfers to affiliates and transfers to and between the existing holders of Class B common shares. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the outstanding Class B common shares represent less than 10% of the total number of all Class A common shares and Class B common shares then outstanding. If any such conversions occur, the total number of Class A common shares issued and outstanding will be increased and be dilutive to our other shareholders.

As of the date of this prospectus supplement, we had warrants outstanding issued to an affiliate of one of our merchant customers to acquire up to 197,000 of our outstanding Class A common shares exercisable through January 24, 2026 at a purchase price per share of either (1) US$0.5726 or (2) upon any reorganization (including any change of control) of the Company, the lesser of (i) US$0.5726 and (ii) sixty percent (60%) of the price per share paid in or implied by such transaction. The warrants limit such customer’s beneficial ownership to 4.999% of our outstanding Class A common shares unless such customer waives this limit upon 61 days’ notice. If any such existing or future warrants are exercised, the Class A common shares issued will increase the total number of Class A common shares issued and outstanding and thus be dilutive to our other shareholders.

Upon the completion of this offering, we will continue to have an aggregate of 164,649,324 Class A common shares outstanding. Of these shares, the Class A common shares sold in this offering by the selling shareholder will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements and market standoff agreements described below, and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market.

Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-up Agreements

We, our directors, executive officers and the selling shareholder have agreed, subject to certain exceptions, not to offer, sell or transfer any Class A common shares or securities convertible into, or exchangeable or exercisable for, Class A common shares, for 90 days after the date of this prospectus supplement, without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant for the sale of any common shares;

•	lend or otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement related to the common shares; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to Class A common shares and to securities convertible into or exchangeable or exercisable for Class A common shares, including our Class B common shares.

Eligibility of restricted shares for sale in the public market

The Class A common shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market, under the provisions of Rule 144, subject to the expiration of the lock-up agreements and the volume restrictions discussed below under “—Rule 144.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then issued and outstanding shares of our Class A common shares or the average weekly trading volume of our Class A common shares during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Underwriting

The selling shareholder is offering the Class A common shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as global coordinators of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters and the selling shareholder. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the selling shareholder, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A common shares listed next to its name in the following table:

Underwriter	Number of Class A Common Shares
J.P. Morgan Securities LLC	4,125,000
Goldman Sachs & Co. LLC	4,125,000
Morgan Stanley & Co. LLC	3,000,000
Banco BTG Pactual S.A. - Cayman Branch	1,875,000
Citigroup Global Markets Inc.	1,875,000
Total	15,000,000

Banco BTG Pactual S.A. -Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any the Class A common shares in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A. -Cayman Branch intends to sell the Class A common shares in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

The underwriters are committed to purchase all the Class A common shares offered by the selling shareholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Class A common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of US$0.2295 per share. Any such dealers may resell Class A common shares to certain other brokers or dealers at a discount of up to US$0.2295 per share from the initial public offering price. After the initial offering of the Class A common shares to the public, if all of the Class A common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any Class A common shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to 2,250,000 additional Class A common shares from the selling shareholder to cover sales of Class A common shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional Class A common shares. If any Class A common shares are purchased with this option to purchase additional shares, the underwriters will purchase Class A common shares in approximately the same proportion as shown in the table above. If any additional Class A common shares are purchased, the underwriters will offer the additional Class A common shares on the same terms as those on which the Cass A common shares are being offered.

The underwriting fee is equal to the public offering price per Class A common share less the amount paid by the underwriters to the selling shareholder per Class A common share. The underwriting fee is US$0.3825 per Class A common share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A common shares.

	Per Class A Common Share	Without exercise of the option to purchase additional shares	With full exercise of the option to purchase additional shares
	(in US$)	(in US$ millions)
Public offering price	12.75	191.3	219.9
Underwriting discounts and commissions payable by the selling shareholder	0.3825	5.7	6.6
Proceeds, before expenses, to the selling shareholder	12.3675	185.5	213.3

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$973,672.  The Company will pay certain of the expenses of this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or publicly file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exercisable or exchangeable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 90 days after the date of this prospectus supplement, other than the Class A common shares to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of common shares or securities convertible into or exercisable for common shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this prospectus supplement and described herein; (ii) grants of stock options, share awards, restricted shares, restricted stock units or other equity awards and the issuance of common shares or securities convertible into or exercisable or exchangeable for common shares (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the filing of any registration statement (A) on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus supplement and described herein or any assumed benefit plan pursuant to an acquisition or similar strategic transaction or (B) in connection with the registration of shares pursuant to a demand registration from shareholders for which the 90-day restricted period shall have expired early as described below, (iv) the issuance of common shares in connection with the Share Contribution and the Share Split; (v) the issuance of common shares or other securities (including securities convertible into common shares) in connection with the acquisition by us or any of our subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition; or (vi) the issuance of common shares or other securities (including securities convertible into common shares) in connection with joint ventures, commercial relationships or other strategic transactions; provided that, in the case of clauses (v) and (vi), the aggregate number of common shares issued in all such acquisitions and transactions does not exceed 10% of our outstanding common shares following this offering and any recipients of such common shares shall deliver a lock-up agreement to the underwriters.

Our directors and executive officers, and the selling shareholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 90 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the representatives of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with our common shares, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any immediate family of the lock-up party or any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (iv) to a partnership, limited liability company or other entity of which the lock-up party and any immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to partners, members or shareholders of the lock-up party or its direct or indirect members or shareholders; (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v); (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (viii) to us from an employee of upon death, disability or termination of employment of such employee; (ix) that the lock-up party has acquired (A) in open market transactions after the closing of the offering or (B) from the underwriters in connection with this offering; (x) pursuant to an order of a court or regulatory agency; (xi) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors of involving a change of control of the Company in which the acquiring party becomes the beneficial owner of more than 50% of the total voting power of our shares of; (xii) to us in connection with the vesting, settlement, or exercise of restricted share units, options, warrants or other rights to purchase common shares, or (xiii) the pledge, hypothecation or other granting of a security interest in lock-up securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit; (b) exercise of the options, settle restricted share units or other equity awards pursuant to plans described in this prospectus supplement or exercise warrants, (c) convert outstanding preferred shares, warrants to acquire preferred shares or convertible securities into common shares or warrants to acquire common shares, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph, (d)(1) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act, or (2) transfers of lock-up securities pursuant to a Rule 10b5-1 plan existing as of the date of the lock-up agreement, in accordance with the terms of such existing 10b5-1 plan in existence as of the date of the lock-up agreement without any further amendment or modification, (e) sell common shares pursuant to the underwriting agreement, and (f) transfers of common shares of each shareholder that were automatically released from the lock-up agreements applicable to our initial public offering pursuant to the early release provisions set forth in such agreements.

The representatives of the underwriters, in their sole discretion, may release the securities subject to the lock-up agreement with the underwriters described above, in whole or in part at any time.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our Class A common shares are listed on Nasdaq under the symbol “DLO.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Class A common shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common shares while this offering is in progress. These stabilizing transactions may include making short sales of Class A common shares, which involves the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in this offering, and purchasing Class A common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market compared to the price at which the underwriters may purchase Class A common shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us and the selling shareholder that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Class A common shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on Nasdaq prior to the pricing and completion of this offering.  Passive market making consists of displaying bids on Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow.  Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached.  Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions.  If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us, the selling shareholder or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any Class A common shares may not be made in that Relevant State, except that an offer to the public in that Relevant State of any Class A common shares may be made at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), per Relevant Member State, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A common shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Class A common shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

An offer to the public of any Class A common shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any Class A common shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 as amended, “FSMA”), provided that no such offer of Shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any Class A common shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Canada

The Class A common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Argentina

The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

•	The Class A shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A shares you undertake to us that you will not, for a period of 12 months from the date of sale of the Class A common shares, offer, transfer, assign or otherwise alienate those Class A common shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Brazil

The offer and sale of the Class A common shares have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated July 13, 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The Class A common shares will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the Class A common shares through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these Class A common shares on regulated securities markets in Brazil is prohibited.

Notice to Prospective Investors in the Cayman Islands

This prospectus supplement does not constitute an offer or invitation to the public in the Cayman Islands for Class A common shares, whether by way of sale or subscription. The Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Chile

THESE SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.	THE INITIATION OF THE OFFER IN CHILE IS SEPTEMBER 3, 2025.

2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.	THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.	THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336  Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA 3 DE SEPTIEMBRE DE 2025.

2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.	LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a)	LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b)	EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

4.	LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Notice to Prospective Investors in Colombia

The shares may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the shares to their Colombian clients.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the

Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Hong Kong

The Class A common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

Notice to Prospective Investors in Japan

The Class A common shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Class A common shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Korea

The Class A common shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Class A common shares have been and will be offered in Korea as a private placement under the FSCMA. None of the Class A common shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the Class A common shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Class A common shares. By the purchase of the Class A common shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Class A common shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Mexico

The shares have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores or the “RNV”) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the “CNBV”), and therefore, may not be offered or sold publicly in Mexico or otherwise be subject to intermediation activities in Mexico, however, the shares may only be offered and sold in Mexico on a private placement basis to investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. The information contained in this prospectus is solely our responsibility and has not been reviewed or authorized by the CNBV and may not be publicly distributed in Mexico. In making an investment decision, all investors, including any Mexican investor, who may acquire shares from time to time, must rely on their own examination of the Issuer and the terms of this offering and the notes, including the merits and risks involved.

Notice to Prospective Investors in Peru

The shares and the information contained in this prospectus are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the shares and therefore, the disclosure obligations set forth therein will not be applicable to the issuer or the sellers of the shares before or after their acquisition by prospective investors. The shares and the information contained in this prospectus have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the shares cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.

Notice to Prospective Investors in Qatar

The Class A common shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 3-123-2017 dated 27 December 2017, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any Class A common shares. No Class A common shares have been offered or will be offered to the public in Switzerland, except that offers of Class A common shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a) to any person which is a professional client as defined under the FinSA;

(b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of Class A common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.

The Class A common shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the Class A common shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the Class A common shares may be publicly distributed or otherwise made publicly available in Switzerland.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at investor.dlocal.com or through phone number +1 (424) 392-7437.

Expenses of the Offering

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in U.S. dollars)
U.S. Securities and Exchange Commission registration fee	US$ 33,672
Legal fees and expenses	650,000
Accounting fees and expenses	275,000
Miscellaneous costs	15,000
Total	US$ 973,672

All amounts in the table are estimated except the Securities and Exchange Commission registration fee. We will pay all of the expenses of this offering listed above.

Validity of Securities

Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, and for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP and for the underwriters by Conyers, Dill & Pearman.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Price Waterhouse & Co S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

dLocal has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally or by telephone from us at our headquarters at Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300. Our investor relations office can be reached at +1 (424) 392-7437.

We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

PROSPECTUS

DLocal Limited

(Incorporated in the Cayman Islands)

Class A Common Shares

We may, at any time and from time to time, in one or more offerings, offer and sell our Class A common shares of par value US$0.002 each. In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement, or the selling shareholders, may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 23 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We and the selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent with this prospectus, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement before you purchase any of the securities.

Our Class A common shares are currently listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “DLO.”

Investments in the securities involve risks. See “Risk Factors” on page 6 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

The securities are not being offered in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus or any prospectus supplement to “dLocal” or the “Company,” the “issuer,” “we,” “our,” “ours,” “us” or similar terms refer to DLocal Limited, together with its consolidated subsidiaries.

References in the prospectus to “U.S. dollars,” “dollars,” “US$” or “$” refer to U.S. dollars, the official currency of the United States.

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement and any documents incorporated by reference thereto. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Where You Can Find More Information

dLocal has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our principal executive office, which is located at Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300. Our telephone number at our principal executive offices is +1 (424) 392-7437. Investors should contact us for any inquiries through the address and telephone number of our principal executive office.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 24, 2025, and any amendments thereto, if any (the “2024 Form 20-F”).

In addition, we incorporate by reference into this prospectus the following current reports on Form 6-K:

•	Exhibit 99.5 of our current report on Form 6-K furnished to the SEC on May 14, 2025, relating to the distribution of dividends;

•	our current report on Form 6-K furnished to the SEC on June 23, 2025, relating to the appointment of Will Pruett as an independent board member and a member of our audit committee;

•	Exhibit 99.2 of our current report on Form 6-K furnished to the SEC on August 13, 2025, relating to our unaudited consolidated condensed interim financial statements as of June 30, 2025 and for the six-month and three-month periods ended June 30, 2025 and 2024, and the notes thereto, or the “2Q25 Financial Statements 6-K”;

•	Exhibit 99.5 of our current report on Form 6-K furnished to the SEC on August 13, 2025, relating to the appointment of Guillermo López Pérez as chief financial officer; and

•	our current report on Form 6-K furnished to the SEC on September 3, 2025, relating to the Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the six-month periods ended June 30, 2025 and 2024, or the “2Q25 MD&A 6-K.”

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Class A common shares offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement or incorporated by reference at a subsequent date modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement other than as set forth herein. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: DLocal Limited, Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300, Tel: +1 (424) 392-7437.

Forward-Looking Statements

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our Class A common shares. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us.

These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	our ability to adapt to the rapid pace of technological changes in the payments processing industry;

•	competition in the payments processing industry;

•	our ability to implement our business strategy;

•	the reliability, performance, functionality and quality of our payments processing platform;

•	fluctuations in interest, inflation and exchange rates in any of the countries we serve or may serve in the future;

•	the availability of government authorizations or exemptions on terms and conditions and within periods acceptable to us;

•	our compliance with, and changes to, government laws and regulations, including those related to taxes, that currently impact or apply to us;

•	general economic, financial, political, demographic and business conditions in the countries we serve and their impact on our business;

•	our ability to manage operations at our current size or manage growth effectively;

•	our ability to successfully expand into new products and new markets;

•	our ability to pursue and successfully carry out strategic acquisitions or investments;

•	our ability to continue attracting and retaining new appropriately skilled employees;

•	public health threats or outbreaks of communicable diseases, such as the COVID-19 virus and others;

•	the interests of our principal shareholders;

•	changes in merchant or consumer demands regarding payment processing services and our ability to innovate to respond to such changes;

•	the availability and effective operation of management information systems, financial systems and other technology;

•	our ability to comply with applicable cybersecurity, privacy and data protection laws and regulations;

•	our ability to protect ourselves against cybersecurity risks;

•	events or conditions that adversely affect our reputation or our image, including being subject of adverse market reports;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent annual report on Form 20-F.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. Neither we nor any selling shareholders undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements. You are advised to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and on Forms 6-K that are designated as being incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

Risk Factors

Any investment in the Class A common shares involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.” Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our Class A common shares.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers with operations in emerging market countries such as those in Latin America, Africa and Asia, involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

DLOCAL LIMITED

dLocal is focused on simplifying and redefining the online payments experience in emerging markets. Through one API, one technology platform, and one contract, which we collectively refer to as the One dLocal model, we enable global enterprise merchants to get paid (pay-in) and to make payments (pay-out) online in a safe and efficient manner. Merchants on our platform consistently benefit from improved acceptance and conversion rates, reduced friction, and enhanced fraud prevention, which enables merchants to better serve nearly two billion potential combined internet users in the countries we serve. Our proprietary, fully cloud-based platform has the ability to power both cross-border and local-to-local transactions in more than 40 countries as of December 31, 2024. Our solutions are designed to be user-friendly and seamlessly adapted to our different countries and payment methods. We empower global merchants to expand their market reach by connecting them to consumers through more than 145 different local pay-in payment methods and 824 local pay-out payment methods, including financial institutions, across different geographies, as of December 31, 2024. In addition, our proprietary technology architecture is designed to be highly scalable and flexible, enabling us to rapidly innovate in response to market demand, expand our services to new countries, and enhance our value proposition for our merchant clients. We believe that our product offering is the most comprehensive online payments infrastructure currently available for global enterprise merchants operating across emerging markets.

Since our inception, we have developed multiple new solutions for our merchants and are well-positioned to continue to innovate and be at the forefront of developments in payments technology. “dLocal for Platforms” is an example of an end-to-end payment solution we added that streamlines onboarding and verification, simplifies payment processing, provides robust funds and platform management tools and therefore enhances the overall customer experience. Most recently, we launched “smart” alternative payment methods (“SmartAPMs”), which tokenize alternative payment methods across multiple emerging markets to reduce friction and replicate card-on-file convenience, and added Buy Now Pay Later (“BNPL”) integrations that connect leading providers at checkout expanding payment options for end users which helps increasing conversion for merchants. We do not take any underlying credit risk to the buyer with our BNPL offering.

We are an exempted company incorporated under the laws of the Cayman Islands on February 10, 2021. Our legal name is DLocal Limited and our commercial name is “dLocal.” Our principal executive offices are located at Dr. Luis Bonavita 1294, Montevideo, Uruguay 11300. Our telephone number at this address is +1 (424) 392-7437. Our website is investor.dlocal.com. In addition, the SEC maintains a website that contains information which dLocal has filed electronically with the SEC, including its annual reports, periodic reports and other filings, which can be accessed at http://www.sec.gov. The information contained on, or accessible through, such websites is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

Use of Proceeds

We intend to use the proceeds from the sale of the Class A common shares offered by us as set forth in the applicable prospectus supplement.

In the case of a secondary offering of Class A common shares, we will not receive any of the proceeds of the sale by any selling shareholders of the Class A common shares covered by this prospectus.

Description of Share Capital

General

DLocal Limited was incorporated on February 10, 2021, as a Cayman Islands exempted company with limited liability duly registered with the Registrar of Companies of the Cayman Islands. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Our affairs are governed principally by: (1) our Memorandum of Association and Articles of Association (together, the "Articles of Association"); (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Our Class A common shares are listed and trade on the Nasdaq under the symbol “DLO.”

The following is a summary of the material provisions of our authorized share capital and our Articles of Association. This is not a summary of all the significant provisions of our Articles of Association, of the Companies Act or of the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our 2024 Form 20-F.

Share Capital

The Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share and Class B common shares, which are entitled to five votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares.”

At the date of this prospectus, our total authorized share capital was US$3,000,000, divided into 1,500,000,000 shares par value US$0.002 each, of which:

•	1,000,000,000 shares are designated as Class A common shares; and

•	250,000,000 shares are designated as Class B common shares.

The remaining 250,000,000 authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

As of June 30, 2025, we had a total issued share capital of US$624,917, divided into 312,458,403 common shares, comprising 164,649,324 Class A common shares, 18,754,887 Class A common treasury shares held by us and 129,054,192 Class B common shares. Subsequent to June 30, 2025, all shares in treasury were canceled.

Treasury Stock

As of June 30, 2025, dLocal had 18,754,887 Class A common shares in treasury. Subsequent to June 30, 2025, all shares in treasury were canceled.

Issuance of Shares

Except as expressly provided in dLocal’s Articles of Association, dLocal’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, dLocal shall not issue bearer shares.

dLocal’ Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in dLocal (following an offer by dLocal to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in dLocal pursuant to dLocal’s Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the five-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”

dLocal’s Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.

Fiscal Year

dLocal’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) each holder of Class B common shares is entitled to five votes per share, whereas each holder of Class A common shares is entitled to one vote per share; and (2) Class B common shares have certain conversion rights and (3) the holders of Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “—Preemptive or Similar Rights.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

dLocal’s Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(1)	class consents from the holders of Class A common shares and Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2)	the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3)	the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions. The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, if dLocal issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in dLocal. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares, as applicable.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in our Articles of Association, including transfers to affiliates, transfers to and between the existing holders of Class B common shares. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the outstanding Class B common shares represent less than 10% of the total number of all Class A common shares and Class B common shares then outstanding.

Our Class A common shares are not convertible into Class B common shares under any circumstances.

Equal Status

Except as expressly provided in dLocal’ Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not dLocal is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which dLocal is a party, or (2) tender or exchange offer by dLocal to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, dLocal’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of dLocal at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to dLocal in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and five votes per Class B common share.

As a Cayman Islands exempted company, dLocal is not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting, at a time determined by the board of directors, provided that the board of directors of dLocal has the discretion whether or not to hold an annual general meeting. For the annual general meeting the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting will only include such items as have been included therein by the board of directors.

Also, dLocal may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in Montevideo, Uruguay, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. dLocal’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than five (5) clear days’ notice prior to the relevant general meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

dLocal will give notice of each general meeting by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a general meeting by means of letters sent to the addresses of those shareholders as registered in our register of members, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of The Depositary Trust Company, or DTC, or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of general meetings and the exercise of rights of a holder of the Class A common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.

Pursuant to dLocal’s Articles of Association, general meetings are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If dLocal is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between dLocal and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between dLocal and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between dLocal and any person or persons to waive or limit the same, shall apply dLocal’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in dLocal.

Changes to Capital

Pursuant to the Articles of Association, dLocal may from time to time by ordinary resolution:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

dLocal’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Articles of Association, dLocal may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;

•	purchase its own shares (including any redeemable shares); and

•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of dLocal may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company’s board of directors.  The Class A common shares are traded on the Nasdaq in book-entry form and may be transferred in accordance with dLocal’s Articles of Association and Nasdaq’s rules and regulations.

However, dLocal’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to dLocal in respect thereof;

•	the instrument of transfer is lodged with dLocal, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	the common shares transferred are free of any lien in favor of dLocal; and

•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles of Association permit dLocal to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of dLocal, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We intend to pay annual cash dividends to the holders of our common shares in an amount equal to 30% of our free cash flow for the prior year. For the purposes of our dividend policy, free cash flow is defined as the net cash from operating activities, excluding merchant funds, less capital expenditure. Subject to the Companies Act, dLocal’s shareholders may, by resolution passed by an ordinary resolution, which is a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to dLocal. Except as otherwise provided by the rights attached to shares and the Articles of Association of dLocal, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of dLocal’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Appointment, Disqualification and Removal of Directors

dLocal is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of three to 13 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while dLocal’s shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Articles of Association provide that directors shall be appointed by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed for such term as the resolution appointing him or her may determine or until his or her death, resignation or removal.

Notwithstanding the foregoing, holders of Class B common shares, for so long as they hold Class B common shares, shall be entitled to appoint, as a group and at their sole discretion, at least a majority of the members of the board of directors, and shall be entitled at any time to remove, substitute or replace their appointed directors for any reason in their sole discretion.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.

Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

In connection with our initial public offering, our board of directors constituted an audit committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices—Committees—Audit Committee” in the 2024 Form 20-F.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Articles of Association provide that dLocal’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in Montevideo, Uruguay, or at such other place as the directors may determine.

Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of dLocal, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of dLocal shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent dLocal’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

Register of Members

Our Class A common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, is recorded in the register of members as the holder of our Class A common shares.

Under Cayman Islands law, dLocal must keep a register of shareholders that includes:

•	the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	whether voting rights attach to the shares in issue;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of dLocal is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders.

However, there are certain limited circumstances where an application may be made to the Grand Court of the Cayman Islands for a determination on whether the register of members reflects the correct legal position. Further, the Grand Court of the Cayman Islands has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by the Grand Court of the Cayman Islands.

Exempted Company

dLocal is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of shareholders is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

dLocal is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, dLocal currently complies and intends to continue to comply with the Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in control of dLocal or management that shareholders may consider favorable. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of dLocal to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of dLocal. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

The Class B common shares of dLocal are entitled to five votes per share, while the Class A common shares are entitled to one vote per share. Since certain of our shareholders, Andres Bzurovski Bay (directly and indirectly through Emerald Bay 24 LLC), IZBA SA, Aqua Crystal Investments, Sebastián Kanovich (indirectly through Nordau Inc.) and Jacobo Singer (indirectly through Bosinja Limited), own 100.0% of the Class B common shares, Andres Bzurovski Bay, Sergio Enrique Fogel Kaplan, Alberto Eduardo Azar, Sebastián Kanovich and Jacobo Singer, acting together, currently have the ability to elect a majority of the directors and to determine the outcome of most matters submitted for a vote of shareholders.

So long as Andres Bzurovski Bay, IZBA SA, Aqua Crystal Investments, Sebastián Kanovich and Jacobo Singer have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of dLocal, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that dLocal has two classes of common shares may have the effect of depriving holders of Class A common shares of an opportunity to sell their Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of dLocal.

Preferred Shares

dLocal’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, dLocal’s board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of dLocal.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of dLocal in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to dLocal, general corporate claims against dLocal by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by dLocal’s Articles of Association.

The Grand Court of the Cayman Islands ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against dLocal, or derivative actions in dLocal’s name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control dLocal; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

The shareholders of dLocal or entities controlled by them or their permitted transferees will be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. In connection with our initial public offering, we entered into the Registration Rights Agreement with the Participating Shareholders. See “Item 7. Major Shareholders and Related Party Transactions—B. Related party transactions—Registration Rights Agreement” in the 2024 Form 20-F.

Service of Process and Enforcement of Civil Liabilities

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist property or proliferation financing or is the business combination partner of a financial sanction, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Substantially all of our assets are located outside the United States. In addition, all or a substantial portion of the assets of the members of our board of directors and of our officers are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., with offices at 122 E 42nd Street, 18th floor, New York, New York 10168, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Taxation

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Selling Shareholders

Selling shareholders to be named in an applicable prospectus supplement may, from time to time, offer and sell some or all of the equity securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell equity securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of some or all of the equity securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder, the number of equity securities beneficially owned by such selling shareholder and the number of equity securities they are offering. The applicable prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

Plan of Distribution

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to Class A common shares will set forth the terms of the offering of those Class A common shares, including the name or names of any underwriters or agents, the price of such Class A common shares and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those Class A common shares may be listed.

We and any selling shareholder may sell the Class A common shares:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the Class A common shares are listed will be described in the applicable prospectus supplement.

Underwriters

If we or any selling shareholders use underwriters in the sale, we or the selling shareholders will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell Class A common shares short using this prospectus and deliver Class A common shares covered by this prospectus to close out such short positions, or loan or pledge Class A common shares to financial institutions that in turn may sell the Class A common shares using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or the selling shareholders default in the performance of its obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we or any selling shareholders may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we or any selling shareholders use dealers in the sale, unless otherwise indicated in the prospectus supplement, we or the selling shareholders will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We or any selling shareholders may sell securities directly or through agents that we or the selling shareholders designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or the selling shareholders will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we or any selling shareholders will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we or any selling shareholders may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to U.S. federal and New York State law will be passed upon for dLocal by Davis Polk & Wardwell LLP. The validity of the Class A common shares offered pursuant to this prospectus and other legal matters as to Cayman Islands law will be passed upon for dLocal by Maples and Calder (Cayman) LLP. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Price Waterhouse & Co S.R.L, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

15,000,000 Class A Common Shares

DLocal Limited
PROSPECTUS SUPPLEMENT

Global Coordinators

J.P. Morgan	Goldman Sachs & Co. LLC	Morgan Stanley

Joint Bookrunners

BTG Pactual	Citigroup

September 3, 2025